UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Investors Real Estate Trust

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Investors Real Estate Trust 1400 31st Ave SW, Suite 60 PO Box 1988 Minot, ND 58702-1988
August 5, 2013
Dear Fellow Shareholders:
It is a pleasure to invite you to attend our 43rd Annual Meeting of Shareholders to be held on Tuesday, September 17, 2013, at 7:00 p.m., CDT, at the Grand Hotel, 1505 North Broadway, Minot, North Dakota.
At the annual meeting, you will be asked to vote on the following items: (i) the election as trustees of the Company of the nine (9) nominees named in this Proxy Statement, each for a term of one year and until their successors are duly elected and qualified; (ii) an advisory vote on executive compensation; (iii) the re-approval of the Company's 2008 Incentive Award Plan; (iv) the ratification of Grant Thornton LLP as the Company's independent auditor for the current fiscal year; and (v) such other matters as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.  The annual meeting will also feature a report on the operations of your Company, followed by a question and answer period. After the annual meeting, you will have the opportunity to speak informally with the trustees and officers of the Company.
The Board of Trustees recommends that you vote to (i) elect the nine (9) trustee nominees named in this Proxy Statement; (ii) approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; (iii) re-approve the Company's 2008 Incentive Award Plan; and (iv) ratify the appointment of Grant Thornton LLP as the Company's independent auditor.
Information about the annual meeting and the formal business to be acted on by the shareholders is included in the Notice of Annual Meeting and Proxy Statement that follow. Our 2013 proxy materials and 2013 Annual Report are available online at www.proxyvote.com.
On or about August 5, 2013, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2013 Proxy Statement and 2013 Annual Report and vote online.  The notice also included instructions on how to receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.  Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed, beginning August 5, 2013, paper copies of our proxy materials and a proxy card or voting form. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, both of which are available at www.proxyvote.com. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card from our Board of Trustees were enclosed.
Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting. Your shareholder vote is important, and I encourage you to vote promptly.  I look forward to seeing you at the annual meeting.
Sincerely,
Investors Real Estate Trust

Timothy P. Mihalick
President and Chief Executive Officer

TABLE OF CONTENTS
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	1
PROXY STATEMENT	3
PROPOSAL 1: ELECTION OF TRUSTEES	5
INFORMATION CONCERNING THE BOARD OF TRUSTEES	9
CORPORATE GOVERNANCE	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
EXECUTIVE COMPENSATION AND OTHER INFORMATION	15
COMPENSATION DISCUSSION AND ANALYSIS	15
COMPENSATION COMMITTEE REPORT	23
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2013	24
GRANTS OF PLAN-BASED AWARDS TABLE	25
STOCK VESTED TABLE	26
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	26
COMPENSATION POLICIES AND RISK MANAGEMENT	26
RETIREMENT AND 401(k) PLANS	26
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	27
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	27
PROPOSAL 3: RE-APPROVAL OF 2008 INCENTIVE AWARD PLAN	28
TRUSTEE COMPENSATION	32
TRUSTEE COMPENSATION TABLE FOR FISCAL YEAR 2013	32
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	32
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	34
PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR	35
REPORT OF THE AUDIT COMMITTEE	36
SHAREHOLDER PROPOSALS	37
SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS	37
COMMUNICATING WITH IRET	38
OTHER MATTERS	38

_______________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Tuesday, September 17, 2013, at 7:00 p.m. (CDT)
_______________________________
Notice is hereby given that the Annual Meeting of Shareholders of Investors Real Estate Trust (the "Company") will be held on Tuesday, September 17, 2013, at 7:00 p.m., CDT, at the Grand Hotel, 1505 North Broadway, Minot, North Dakota, 58703, for the following purposes:
1.	To elect as trustees of the Company the nine (9) nominees named in this proxy statement, each for a term of one year expiring at the 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified,
2.	To hold an advisory vote on executive compensation (the "say on pay vote"),
3.	To vote upon the re-approval of the Company's 2008 Incentive Award Plan,
4.	To ratify Grant Thornton LLP as the Company's independent auditor for the current fiscal year, and
5.	To transact such other business as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.
These items are described in the proxy statement, which is part of this notice. We have not received notice of other matters that may properly be presented at the annual meeting.
The Company's Board of Trustees has fixed the close of business on July 19, 2013, as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting or any adjournment(s) or postponement(s) thereof.
Important Notice Regarding the Availability of Proxy Materials for the Investors Real Estate Trust 2013 Annual Meeting of Shareholders to be held on September 17, 2013:  The 2013 proxy materials and 2013 Annual Report are available at www.proxyvote.com

By Order of the Board of Trustees,

Karin M. Wentz
Secretary and Associate General Counsel

Minot, North Dakota
August 5, 2013

It is important that your shares be represented and voted at the Annual Meeting.  You can vote your shares by one of the following methods:  vote by proxy over the Internet, by telephone or, if you received your annual meeting materials by mail, by using the instructions on your proxy card.  Any proxy may be revoked in the manner described in the accompanying proxy statement at any time prior to its exercise at the Annual Meeting.

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Investors Real Estate Trust
1400 31st Avenue SW, Suite 60
PO Box 1988
Minot, ND 58702-1988
Telephone:  (701) 837-4738
Fax:  (701) 838-7785
_____________________________
PROXY STATEMENT
August 5, 2013
_____________________________
Proxies are solicited by the Board of Trustees (the "Board" or "Board of Trustees") of Investors Real Estate Trust, a North Dakota Real Estate Investment Trust (the "Company"), for use at the 2013 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Tuesday, September 17, 2013, at 7:00 p.m. CDT. The Annual Meeting will be held at the Grand Hotel, 1505 North Broadway, Minot, North Dakota, 58703.  Only the holders of record of the Company's common shares of beneficial interest, no par value ("Shares" or "common shares"), at the close of business on July 19, 2013 (the "Record Date"), are entitled to vote at the Annual Meeting.  The holders of the Company's 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value (the "Series A Preferred Shares"), and the holders of the Company's 7.95% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value (the "Series B Preferred Shares"), are not entitled to vote at the Annual Meeting.  As of the close of business on July 19, 2013, the Company had 103,542,698 Shares issued and outstanding, each of which is entitled to one vote at the Annual Meeting.  Thirty-three and one-third percent (33-1/3%) of the Shares outstanding on the Record Date must be present in person or by proxy to have a quorum.
The cost of soliciting proxies will be borne by the Company. The Company has engaged Morrow & Co., LLC ("Morrow") at 470 West Avenue, Stamford, CT 06902 to assist with the solicitation of proxies. We will pay Morrow a fee of $6,000 plus reimbursement of out-of-pocket expenses and disbursements currently estimated at an additional $5,000, with the final amount of such disbursements depending on the level of services actually provided. Trustees, officers and employees of the Company may, without additional compensation, solicit proxies by mail, internet, personal interview, telephone and/or telecopy.
The Company is furnishing proxy materials to its shareholders primarily via the Internet. On or about August 5, 2013, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Company's proxy materials, including the 2013 Proxy Statement and the 2013 Annual Report. The Notice of Internet Availability also instructs shareholders on how to access the proxy card to be able to vote through the Internet or by telephone. Certain shareholders, in accordance with their prior requests or by decision of the Company, have received e-mail notification of how to access the proxy materials and vote via the Internet, or, beginning August 5, 2013, have been mailed paper copies of the Company's proxy materials and a proxy card or voting form.
Internet distribution of the Company's proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the Company's proxy materials electronically, you will continue to receive these materials via
 e-mail unless you elect otherwise.

The Company will request banks, brokerage houses and other institutions, nominees or fiduciaries to forward the soliciting material to the beneficial owners of Shares and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners. If a shareholder is a participant in the Company's Distribution Reinvestment and Share Purchase Plan (the "Plan"), the proxy represents a voting instruction as to the number of full Shares in such shareholder's Plan account, as well as any Shares held directly by the shareholder.

You may vote your Shares at the Annual Meeting in person.  If you cannot attend the Annual Meeting in person, or you wish to have your Shares voted by proxy even if you do attend the Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail.  In order to vote on the Internet, you must first go to www.proxyvote.com, have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.
In order to vote by telephone, you must call 1-800-690-6903, have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.
To vote by mail using a proxy card, you must sign, date and mail the proxy card in the envelope provided.  You may request a proxy card from us as instructed in the Notice of Internet Availability of Proxy Materials.
To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.
All properly executed or authorized proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. If no vote is specified on a proxy, the Shares represented by such proxy will be voted FOR the election of each of the nine (9) nominees for trustee, FOR the advisory approval of named executive officer compensation, FOR re-approval of the Company's 2008 Incentive Award Plan, and FOR the ratification of the selection of Grant Thornton LLP as the Company's independent auditor.  If other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting.
Brokerage firms have authority to vote clients' unvoted shares on some "routine" matters. When a brokerage firm votes its clients' unvoted shares on routine matters, these shares are counted and are used to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients' unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.
The Company's proposal to ratify the selection of its independent auditor (Proposal 4) is considered a routine matter, but the election of trustees (Proposal 1), the advisory vote on executive compensation (Proposal 2), and the vote to re-approve the Company's 2008 Incentive Award Plan (Proposal 3) are not. Thus, if you hold your Shares in street name and you do not instruct your bank or broker how to vote in the election of trustees (Proposal 1), on the advisory vote on executive compensation (Proposal 2), and on the vote to re-approve the Company's 2008 Incentive Award Plan (Proposal 3), no votes will be cast on your behalf for those three proposals.  Your bank or broker will, however, continue to have discretion to vote any uninstructed Shares on the ratification of the appointment of the Company's independent auditor (Proposal 4). Accordingly, if you hold your Shares in street name in a bank or brokerage account, it is critical that you cast your vote if you want it to count in the election of trustees, in the advisory vote on executive compensation, and in the vote to re-approve the 2008 Incentive Award Plan.
Shares entitled to vote but which, at the direction of the beneficial owner, are not voted on one or more matters ("abstentions") will be counted for the purpose of determining whether there is a quorum for the transaction of business at the 2013 Annual Meeting. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers (broker non-votes) are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting.
The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to elect each of the nine (9) nominees for trustee (Proposal 1), to approve (on an advisory basis) the compensation of the named executive officers (Proposal 2), to re-approve the Company's 2008 Incentive Award Plan (Proposal 3), and to ratify the selection of Grant Thornton LLP as the Company's independent auditor (Proposal 4).  If brokers and banks vote on their clients' behalf as directed to do so, such votes will affect the proposals as voted (either for or against).  If brokers and banks do not receive voting instructions from their clients and, accordingly, do not vote on their clients' behalf, such broker non-votes will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved. Abstentions will have the effect of a vote against the proposals.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before polls close at the Annual Meeting by delivering to Karin M. Wentz, the Secretary and Associate General Counsel of the Company, a written notice of revocation or a duly executed proxy bearing a later date, by authorizing a subsequent proxy by telephone or through the designated Internet site, or by attending the Annual Meeting and voting in person. If your shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions on how to revoke your proxy.
The Company's principal executive offices are located at 1400 31st Avenue SW, Suite 60, Minot, North Dakota, 58701. The Company's telephone number is (701) 837-4738, and facsimile number is (701) 838-7785.
PROPOSAL 1:  ELECTION OF TRUSTEES
General
The Articles of Amendment and Third Restated Declaration of Trust of the Company (the "Declaration of Trust") provides that the Board of Trustees shall be comprised of not less than five (5) nor more than fifteen (15) trustees.  The Board currently consists of nine (9) trustees.
At the Annual Meeting, nine (9) trustees are to be elected for a term of one year (expiring at the 2014 Annual Meeting of Shareholders) and until the election and qualification of their successors.  The persons proposed for election as trustees of the Company are Linda J. Hall, Timothy P. Mihalick, Jeffrey L. Miller, John T. Reed, W. David Scott, Stephen L. Stenehjem, John D. Stewart, Thomas A. Wentz, Jr. and Jeffrey K. Woodbury, each of whom is presently a member of the Board.
In the unanticipated event that any nominee should become unavailable for election or, upon election, should be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment or, if none, the size of the Board will be reduced.
Vote Required
The affirmative vote of a majority of the votes of the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to elect each of the nine (9) nominees.  The Board recommends that the shareholders vote FOR Ms. Linda J. Hall and Messrs. Timothy P. Mihalick, Jeffrey L. Miller, John T. Reed, W. David Scott, Stephen L. Stenehjem, John D. Stewart, Thomas A. Wentz, Jr. and Jeffrey K. Woodbury.
Nominees
The following table sets forth the names of and biographical information regarding each of the nominees, including their age as of July 1, 2013, principal occupation, the year they each first became a trustee, their current Board committee memberships, and the experience, qualifications, attributes and skills that have led the Board to conclude that these nominees should serve as trustees of the Company.  With the exception of Mr. Reed, who is a director of Level 3 Communications, Inc., a NASDAQ-listed communications company, and Ms. Hall, who is a director of Amedisys, a NASDAQ-listed healthcare company, no nominee currently serves as a trustee or board member for any other company that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, as amended.

Nominee	Principal Occupation	Age	Trustee Since	Board Committee Membership
Linda J. Hall
Entrepreneur-in-Residence, Carlson School of Management, University of Minnesota; Consultant

Linda J. Hall was appointed a trustee of the Company on September 21, 2011. Since 2008, Ms. Hall has been Entrepreneur-in-Residence at the Carlson School of Management, University of Minnesota, and she is currently a consultant to start-up companies and non-profit entities.  A Phi Beta Kappa graduate of the University of Michigan, Ms. Hall has a Ph. D from the University of Minnesota. She has served as an executive with public and private companies, including service as the Chief Executive Officer of MinuteClinic from 2002 to 2005. Ms. Hall has served on a number of public and private boards of directors, including the boards of three NASDAQ-listed companies, MTS Systems Corporation, from 1995 to 2006, August Technology, from 2002 to 2006, and HealthFitness Corporation, from 2001 to 2010. In addition to service on the Company's Board of Trustees, Ms. Hall currently serves on the boards of Amedisys (NASDAQ: AMED), Ascension Health Ventures and Laastari/R-Clinic, Ltd. Ms. Hall brings the following experience, qualifications, attributes and skills to the Board: general business management, marketing strategy and strategic planning experience from her executive-level positions with public and private companies, and extensive experience with corporate governance and compensation practices from her service on numerous non-profit, private and public company boards of directors.
		64	2011	Compensation; Nominating and Governance
Timothy P. Mihalick
President and Chief Executive Officer of the Company

Timothy Mihalick has served as a trustee of the Company since 1999, and has been employed by the Company since 1981.  Mr. Mihalick was Senior Vice President and Chief Operating Officer of the Company from 1997 to September 2009, and is currently the Company's President and Chief Executive Officer, since 2009. Mr. Mihalick is a former Vice President of Odell-Wentz & Associates, L.L.C., the Company's former adviser. He is active in a number of local philanthropic organizations. Mr. Mihalick brings the following experience, qualifications, attributes and skills to the Board: general business management and strategic planning experience from his lengthy service as an executive with the Company; extensive multi-family residential, office, medical, industrial and retail real estate industry operating, investment and development experience from his service as an executive at the Company and with Odell-Wentz & Associates; familiarity with the various real estate markets in which the Company operates through his service as an executive with the Company; and extensive personal and business contacts and familiarity with business conditions in North Dakota, one of the Company's principal markets, through his involvement in the local business community and from living and working in Minot, North Dakota for more than 30 years.
		54	1999	Executive
Jeffrey L. Miller Chairman
Private Investor;
Managing Partner of Miller Properties, LLP and of K&J Miller Holdings LLP, privately-held real estate limited liability partnerships

Jeffrey Miller has served as a trustee of the Company since 1985, and as Chairman of the Board of Trustees of the Company since 2002.  Mr. Miller has been a private investor for the past five years, and is currently the managing partner of two privately-held real estate limited liability partnerships.  From 1970 to 2006, he was the President of M&S Concessions, Inc., a food service and facility-management company. From 1978 until the sale of the company in 1994 he was the President of Coca-Cola Bottling of Minot, North Dakota. Mr. Miller brings the following experience, qualifications, attributes and skills to the Board:  general business management, investment and strategic planning experience from his more than 40 years as an executive in the soft drink, food and beverage and management industries; real estate investment experience from his role as managing partner in various private real estate partnerships; a focus on shareholder interests by virtue of his significant personal investment in the Company; and in-depth familiarity with business and investment conditions in North Dakota, one of the Company's principal markets, through his involvement in the local business community and from living and working in the state for more than 40 years.
		69	1985	Compensation; Nominating and Governance and Executive (Chair)

Nominee	Principal Occupation	Age	Trustee Since	Board Committee Membership
John T. Reed
Private Investor

John Reed has served as a trustee of the Company since 2008.  Mr. Reed, a private investor for the past eight years, was from 2000 to early 2005 the Chairman of HMG Properties, a real estate investment company, and, from 1997 to 2000, the Chairman of McCarthy & Co., an investment bank.  Prior to that, Mr. Reed, who practiced as a Certified Public Accountant, spent 32 years with Arthur Andersen & Co., advising public and private companies, including real estate companies, on accounting and financial matters.  From 2003 to the present, Mr. Reed has served on the Boards of Level 3 Communications, Inc., a public company, and Tetrad Corporation, a private company. He joined the Board of Bank Iowa, a private company, in 2013.  He served as a member of the Board of First National of Nebraska, Inc., an Omaha-based multi-state bank holding company, from 2006 to 2010.  From 1997 to 2006, Mr. Reed served on the Board of Bridges Investment Fund, Inc., a mutual fund registered under the Investment Company Act of 1940.  He has been active in a number of philanthropic organizations, including serving as Chairman of the Board of Trustees of Boys Town. Mr. Reed brings the following experience, qualifications, attributes and skills to the Board:  general business management, investment and strategic planning experience from his approximately eight years as Chairman of HMG Properties and of McCarthy & Co.; financial and accounting acumen from his 32 years in public accounting; insight into governance and related best practices from his experience as a director of another public company, of a mutual fund and of other private and non-profit entities; and general familiarity with Omaha-area real estate, an important market for the Company, by virtue of living and working in the Omaha area for over 30 years.
		70	2008	Audit; Nominating and Governance (Chair)
W. David Scott
Chief Executive Officer of Tetrad Corporation (fka Magnum Resources, Inc.), a real estate services and investment firm

W. David Scott has served as trustee of the Company since 2006.  Since 1994 he has been the Chief Executive Officer of Tetrad Corporation (formerly known as Magnum Resources, Inc.), a real estate services and investment firm based in Omaha, Nebraska.  Mr. Scott serves on the Boards of a number of civic and philanthropic organizations, including the Hastings College Foundation, the College World Series and the Partnership for our Kids.  From 2000 to 2008 Mr. Scott served as a Board Member of the Mid-America Council of the Boy Scouts.  Mr. Scott brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his service as Chief Executive Officer of Tetrad Corporation; real estate industry investment and development experience through his involvement in those areas as Chief Executive Officer of Tetrad Corporation; a focus on shareholder interests by virtue of his significant personal and family investment in the Company; and extensive business and personal contacts and familiarity with real estate and general business conditions in Omaha, an important market for the Company, by virtue of living and working there for over 40 years.
		52	2006	Compensation (Chair)
Stephen L. Stenehjem
President & Chief Executive Officer of Watford City BancShares, Inc., a bank holding company;
President & Chairman of First International Bank & Trust, Watford City, North Dakota, a state banking and trust association

Stephen Stenehjem has served as a trustee of the Company since 1999.  Since 1992 he has been the President and Chief Executive Officer of Watford City BancShares, Inc., a bank holding company, and President and Chairman of First International Bank & Trust, Watford City, North Dakota, a state banking and trust association.  Mr. Stenehjem brings the following experience, qualifications, attributes and skills to the Board:  general business management, investment and strategic planning experience through his position as chief executive of Watford City BancShares and First International Bank & Trust; in-depth experience in business investment and finance through his position as chief executive of Watford City BancShares and First International Bank & Trust; a focus on shareholder interests by virtue of his significant personal and family investment in the Company; and extensive business and personal contacts and familiarity with business conditions in North Dakota, a principal market for the Company, through living and working in the state for over 40 years.
		58	1999	None

Nominee	Principal Occupation	Age	Trustee Since	Board Committee Membership
John D. Stewart Vice Chairman
President of Glacial Holdings, Inc. and Glacial Holdings LLC, multi-family residential and commercial real estate holding companies;
President of Glacial Holdings Property Management, Inc., a property management company

John Stewart has served as a trustee of the Company since 2004.  Since 1992, he has been the President of Glacial Holdings, Inc. and Glacial Holdings LLC, private multi-family residential and commercial real estate holding companies, and of Glacial Holdings Property Management, Inc., a private property management company.  Through a number of private entities, Mr. Stewart is an investor in various business enterprises.  During the past eight years, Mr. Stewart has served as the chair of the Advisory Board of the Bank of North Dakota, a director of Corridor Investors, LLC, the Minot Family YMCA and the Minot Vocational Adjustment Workshop, and as a trustee of the Oppen Family Guidance Institute.  Mr. Stewart was employed as a Certified Public Accountant by the accounting firms of Arthur Andersen & Co. (from 1978 to 1980) and Brady, Martz & Associates P.C. (from 1980 to 1997).  Mr. Stewart brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his position as chief executive of the Glacial Holdings group of private companies and other business investments; financial and accounting experience from his over 20 years in public accounting; experience in governance and board management through his service on the Bank of North Dakota Advisory Board and the boards of various non-profit entities; and general familiarity with business and real estate conditions in North Dakota, a principal market for the Company, through living and working in the state for over 30 years.
		56	2004	Audit (Chair); Nominating and Governance; Executive
Thomas A. Wentz, Jr.
Executive Vice President and Chief Operating Officer of the Company

Thomas Wentz, Jr. has served as a trustee of the Company since 1996 and has been employed by the Company since 2000.  Mr. Wentz was General Counsel and Vice President of the Company from January 2000 to 2002, Senior Vice President of Asset Management and Finance from 2002 to 2009, and is currently the Company's Executive Vice President and Chief Operating Officer.  Prior to joining the Company in 2000, Mr. Wentz was a shareholder in the law firm of Pringle & Herigstad, P.C. from 1992 to 1999.  Mr. Wentz has been a director of SRT Communications, Inc., a telephone cooperative, from January 2000 to the present.  Mr. Wentz brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his service as an executive with the Company; extensive multi-family residential, office, medical, industrial and retail real estate industry operating, investment and development experience from his service as an executive at the Company; in-depth familiarity with the various real estate markets in which the Company operates, through his service as an executive with the Company; extensive knowledge of real estate finance and taxation, through his experience as an executive at the Company and previous private practice as an attorney; a focus on shareholder interests by virtue of his significant personal and family investment in the Company; and extensive personal and business contacts and familiarity with business and real estate conditions in North Dakota, one of the Company's principal markets, through his involvement in the local business community and from living and working in Minot, North Dakota for more than 20 years.
		47	1996	None

Nominee	Principal Occupation	Age	Trustee Since	Board Committee Membership
Jeffrey K. Woodbury
Vice President, Acquisitions and Development, of Woodbury Corporation, a commercial real estate company

Jeffrey K. Woodbury was appointed a trustee of the Company on June 22, 2011. Since 1990, Mr. Woodbury has been Vice President of Acquisitions and Development for the Woodbury Corporation, a commercial real estate company based in Salt Lake City with a portfolio of over 11 million square feet of retail, office, hotel and industrial properties.  In addition to Mr. Woodbury's more than three decades of professional experience with the legal and development aspects of commercial real estate, he has been active in a number of community organizations, including current service on the National Advisory Board of Westminster College in Salt Lake City.  Mr. Woodbury, who received a J.D. degree from Drake University Law School, is a licensed attorney admitted to the Utah State Bar.  Mr. Woodbury brings the following experience, qualifications, attributes and skills to the Board: general business management and strategic planning experience and real estate industry investment, development, acquisition, marketing and management experience from his approximately 28 years as an officer, director and legal counsel to the Woodbury Corporation; and extensive business and personal contacts and familiarity with real estate and general business conditions in the intermountain West region of the United States, including Colorado, Idaho, Montana, Nebraska and Wyoming, states in which the Company owns property.

		56	2011	Audit; Compensation
INFORMATION CONCERNING THE BOARD OF TRUSTEES
Attendance at Board, Committee and Annual Shareholders' Meetings
During the fiscal year ended April 30, 2013, the Board held eight meetings. All trustees are expected to attend each meeting of the Board and the committees on which they serve, and are also expected to attend each annual meeting of shareholders. No trustee attended fewer than 75% of the meetings of the Board and the committees on which they served during the past fiscal year.  All trustees attended the 2012 Annual Meeting of Shareholders.
Trustee Independence
The Board of Trustees has determined that each of Linda J. Hall, Jeffrey L. Miller, John T. Reed, W. David Scott, John D. Stewart and Jeffrey K. Woodbury qualify as "independent directors" in accordance with the listing standards of the New York Stock Exchange ("NYSE"). Under the NYSE listing standards (the "Standards"), no trustee of the Company will qualify as independent unless the Board of Trustees has affirmatively determined that the trustee has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Standards specify certain relationships that are deemed to preclude a finding of independence, including, for example, employment by the Company, or engaging in certain business dealings with the Company. In making these determinations, the Board reviewed and discussed information provided by the trustees and the Company with regard to each trustee's business and personal activities as they may relate to the Company and the Company's management. With respect to Mr. Reed and Mr. Scott, the Board noted that the former is a director of Tetrad Corporation (formerly known as Magnum Resources, Inc.), from which the Company acquired real estate properties in fiscal years 2007 and 2008, and which currently leases office space in Omaha, Nebraska from the Company, and the latter is the Chief Executive Officer and controlling shareholder of Tetrad Corporation. The Board concluded that Mr. Reed's service as a director of Tetrad Corporation, and Mr. Scott's position as Chief Executive Officer and controlling shareholder of Tetrad, do not constitute material relationships with the Company, and would not interfere with Mr. Reed and Mr. Scott's exercise of independent judgment in carrying out the responsibilities of a Company trustee.
In addition, as required by the Standards, the members of the Company's Audit Committee, Messrs. Stewart, Reed, and Woodbury, each qualify as "independent" under the Standards and under special standards established by the Securities and Exchange Commission ("SEC") for members of audit committees. Each member of the Audit Committee has also been determined by the Board to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules.

Board Leadership Structure
As described above, the Company's Chairman of the Board, Mr. Jeffrey Miller, is an independent trustee under the Standards.  Mr. Miller has served as Chairman of the Board since 2002.  The Board of Trustees believes that the Company should maintain a Board leadership structure in which the roles of Chief Executive Officer and Chairman of the Board are separate and the Chairman of the Board is independent under the Standards.  The Company's Governance Guidelines, adopted by the Board in July 2009 and amended in December 2010 and June 2013, state that "the Board's general policy is that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons."  The separation of offices allows the Chairman of the Board to focus on management of board matters, and allows the Chief Executive Officer to focus his attention on managing the Company's business.  Additionally, the Company believes the separation of offices ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing the Chief Executive Officer's performance.
Committees
The Board has created four committees in order to more effectively direct and review the Company's operations and strategic outlook. In addition, the committees allow management to timely respond to factors affecting the ongoing operations of the Company. Management regularly consults with committee chairmen to review possible actions and seek counsel. Where appropriate, the Board delegates authority to committees (within specified parameters) to finalize the execution of various Board functions.
The Board has established the following committees: Audit, Compensation, Executive, and Nominating and Governance. The present members of these committees are indicated in the preceding section of this proxy statement.  During the fiscal year ended April 30, 2013, the Audit Committee of the Board met four times, the Compensation Committee met four times, and the Nominating and Governance Committee met three times.  The Executive Committee did not meet in fiscal year 2013.
The Audit Committee is composed of three trustees, all of whom are independent as that term is defined by the NYSE and as defined in the rules of the SEC. Information regarding the functions performed by the Audit Committee is set forth in the "Report of the Audit Committee," beginning on page 36 of this proxy statement. The Audit Committee is governed by a written charter that has been approved by both the Audit Committee and the Board.  The Audit Committee annually reviews and assesses the adequacy of its charter.  The most recent such review was carried out at the Audit Committee's meeting in December 2012.
The Compensation Committee is composed of four trustees, all of whom are independent as defined by the NYSE. The Compensation Committee recommends to the Company's independent trustees the compensation of the executive officers of the Company, approves the Company's management succession plan, recommends to the Board the compensation of Company trustees, and attends to other matters relating to executive retention and compensation. For more information, see the "Compensation Discussion and Analysis" beginning on page 15 of this proxy statement.
The Executive Committee, which is composed of three trustees, one of whom is independent as defined by the NYSE, has all of the powers of the Board with respect to the management and affairs of the Company, subject to limitations prescribed by the Board and by North Dakota law, and may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee.
The Nominating and Governance Committee, composed of four trustees, all of whom are independent as defined by the NYSE, identifies individuals qualified to become Board members and recommends to the Board the nominees to stand for election and re-election to the Board. The Nominating and Governance Committee is responsible for reviewing the appropriate skills and characteristics required of Board members. This assessment includes consideration of the factors specified in the Nominating and Governance Committee's charter and the trustee qualification requirements of the Company's Bylaws. These factors include age (at least 21 years of age and less than 74 years of age, in accordance with the Company's Bylaws); broad leadership experience in business, government, education, public service or in other management or administrative positions; willingness and ability to apply sound and independent business judgment; loyalty to the Company and commitment to its success; commitment to enhancing shareholder value; personal integrity; and independence, as defined in applicable laws and regulations.

The Nominating and Governance Committee generally identifies trustee nominees by first evaluating the current members of the Board of Trustees willing to continue in service.  Current members of the Board with experience and skills relevant to the Company's business and willing to continue in service are considered for re-nomination.  If any current member of the Board does not wish to continue in service, has reached the Company's mandatory retirement age of 74 years, or if the Nominating and Governance Committee decides not to nominate a current trustee for re-election, the Committee will then consider the appropriate size of the Board in determining whether to identify a new candidate for nomination.  Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates and informal interviews with selected candidates.  In general, candidates for nomination to the Board are suggested by Board members or by Company employees.  In fiscal year 2013, the Company did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board candidates.
In accordance with the Company's Bylaws and with procedures adopted by the Nominating and Governance Committee in January 2004, the Nominating and Governance Committee will consider nominations from shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by submitting a written recommendation addressed to both the Chairman of the Nominating and Governance Committee and to the Company's Secretary at the following address: Investors Real Estate Trust, PO Box 1988, Minot, North Dakota, 58702-1988. Submissions must be received by the Chairman and the Secretary in writing on or before the first day of June of each year for consideration for nomination for election at the next annual meeting of shareholders. Submissions must include biographical information concerning the recommended individual, including age and employment history with employer names, dates and a description of the employer's business, and must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. The Nominating and Governance Committee will not alter the manner in which it evaluates candidates, including consideration of the factors set forth in its charter, based on whether the candidate was recommended by a shareholder or was identified by other means.
All committees of the Board operate under written charters approved by the Board.  Copies of each charter and the Company's Governance Guidelines are posted on the Company's website at www.iret.com under the "Corporate Governance" heading of the "Investors" section.
In addition to the above four committees of the Board, the membership of each of which consists entirely of trustees, the Board has also established an Investment Committee. The membership of the Investment Committee may consist of trustees and/or employees of the Company. The Investment Committee may act on behalf of the Board in the best interests of the Company and its shareholders to consider, approve and effect investment plans, capital expenditures and the purchase and sale, transfer or other acquisition or disposition of property and assets, in accordance with the delegation of investment authority conferred by the Board and subject to approval levels established by the Board from time to time. Members of the Investment Committee are appointed by the Board. The Investment Committee did not meet during fiscal year 2013.
Policy Regarding Diversity
The Company does not have a formal policy regarding diversity of membership of the Company's Board of Trustees.  The Company's Nominating and Governance Committee recognizes the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion, but the Committee has not attempted to define "diversity," or otherwise require that the Board include individuals from any particular background or who possess specific attributes.  Although not part of any formal policy, the Committee's goal in nominating trustee candidates is a balanced Board with members whose skills, backgrounds and experience are complementary and, together, cover the spectrum of areas that impact the Company's business.

Board Role in Risk Oversight
Company management is responsible for the day-to-day management of risks the Company faces.  The Board is actively involved in overseeing the Company's risk management.  The Board's role in the Company's risk oversight process includes receiving regular reports from members of senior management which include consideration of operational, financial, legal, regulatory and strategic risks facing the Company.  The Board does not view risk in isolation; risks are considered in virtually every business decision made, and as part of the Company's business strategy.  Accordingly, the Board also works to oversee risk through its consideration and authorization of significant matters, such as major property acquisitions and dispositions; development projects; financing transactions; operational initiatives such as the Company's transition to internally managing the majority of its commercial and multi-family residential properties; the adoption of basic Company policies such as the Company's Code of Conduct and Insider Trading Policy; and through its oversight of management's implementation of those initiatives.  In addition, each of the Company's Board committees considers risk within its area of responsibility, as follows:
•
the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements.  The Audit Committee interacts regularly in executive session with the Company's internal and independent auditors in carrying out these functions.

•
the Compensation Committee is responsible for recommending the salaries and incentive compensation for our executive officers, and oversees the Company's compensation and benefit plans to help ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on the Company.

•
the Nominating and Governance Committee is responsible for recommending trustee candidates to the Board and for developing, periodically reviewing and recommending to the Board a set of governance principles for the Company.  The Nominating and Governance Committee assists in oversight of the management of risks associated with board organization, membership and structure.

As a critical part of its risk management oversight role, the Board encourages full and open communication between management and the Board of Trustees.  Trustees are free to, and indeed often do, communicate directly with senior management.  Senior management attends the regular meetings of the Board and is available to address any questions or concerns raised by the Board on risk management-related and other matters.
Communications from Shareholders to the Board
The Board recommends that shareholders initiate any communications with the Board in writing and send them in care of the Company's Secretary.  Shareholders may send written communications to the Board, the Audit, Compensation and Nominating and Governance Committees of the Board or to any individual trustee c/o the Secretary, Investors Real Estate Trust, PO Box 1988, Minot, North Dakota, 58702-1988, or via e-mail to trustees@iret.com. All communications will be compiled by the Secretary and forwarded to the Board, the specified Board Committee or to individual trustees, as the case may be, not less frequently than monthly. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended board recipient should be noted in the communication.
CORPORATE GOVERNANCE
Code of Conduct and Code of Ethics for Senior Financial Officers
All of the Company's trustees and employees, including our Chief Executive Officer, Chief Financial Officer and other senior executives, are required to comply with a Code of Conduct adopted by the Board in January 2004. The Board adopted the Code of Conduct to codify and formalize certain of the Company's long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of moral and ethical behavior. Our Code of Conduct covers all areas of professional conduct, including conflicts of interest, insider trading and confidential information, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees are required to bring any violations and suspected violations of the Code of

Conduct to the attention of the Company, through management or Company legal counsel. Additionally, our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are also subject to a Code of Ethics for Senior Financial Officers, which contains certain specific policies in respect of internal controls, the public disclosures of the Company, violations of the securities or other laws, rules or regulations and conflicts of interest.
The full text of the Code of Conduct and Code of Ethics for Senior Financial Officers is published on our website, at www.iret.com, under the "Corporate Governance" heading of the "Investors" section. The Company intends to disclose any future amendments to, or waivers of, the Code of Conduct and Code of Ethics for Senior Financial Officers on our website promptly following the date of any such amendment or waiver, or by other method required under NYSE rules.
Executive Sessions
The Board holds regular executive sessions at which our non-management trustees meet without Company management or employees present. Executive sessions are held not fewer than four times per year, at each regularly-scheduled Board meeting.
Complaint Procedure
The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company's Audit Committee has adopted a complaint procedure that requires the Company to forward to the Audit Committee any complaints that it has received regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.  Any employee of the Company may submit, on a confidential, anonymous basis if the employee so chooses, any concerns on accounting, internal accounting controls, auditing matters or violations of the Company's Code of Conduct or Code of Ethics for Senior Financial Officers. All such employee concerns may be reported by means of the Company's whistleblower hotline or submitted in a sealed envelope to the chairman of the Audit Committee, in care of the Company's General Counsel, who will forward any such envelopes promptly and unopened.  The Audit Committee will investigate any such complaints submitted.
Audit Committee Financial Expert
The Board has determined that Mr. John D. Stewart, the Chair of the Audit Committee, and Mr. John T. Reed and Mr. Jeffrey Woodbury, members of the Audit Committee, are "audit committee financial experts," as that term is defined in rules of the SEC.  Mr. Stewart, Mr. Reed and Mr. Woodbury are also independent as defined by the NYSE Standards and special standards established by the SEC for Audit Committee members.
Audit Committee Pre-Approval Policies
Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services provided by their independent auditors. The Company's Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved. During the year, in the event it becomes necessary to engage the independent auditor for additional services not contemplated in the original pre-approval, the Company will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The pre-approval policy requires the Audit Committee to be informed of each service performed by the independent auditor, and the policy does not include any delegation of the Audit Committee's responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee as a whole at its next scheduled meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table lists, as of June 30, 2013, the most recent practicable date, the beneficial ownership of common shares of the Company and of limited partnership units ("Units") of IRET Properties, a North Dakota Limited Partnership and a subsidiary of the Company, which Units are, following the expiration of a specified holding period and the exercise by the holder of the holder's exchange right, convertible into common shares on a one-to-one basis (or cash, at the option of the Company), by (i) each trustee and nominee for trustee of the Company, (ii) the named executive officers of the Company and (iii) all trustees and executive officers of the Company as a group. The amounts shown are based on information provided by the individuals named, and Company records.  Except as otherwise indicated, the persons listed have sole voting and investment power.
Name of Beneficial Owner	Common Shares(1)		Units(2)		Total Common Shares and Units As of June 30, 2013	Percent of Class(3) of Common Shares and Units

Michael A. Bosh Executive Vice President & General Counsel	33,215		0		33,215	*
Diane K. Bryantt Executive Vice President & Chief Financial Officer	62,476		0		62,476	*
Charles A. Greenberg Senior Vice President, Commercial Asset Management	17,916		0		17,916	*
Linda J. Hall Trustee	2,965		0		2,965	*
Timothy P. Mihalick Trustee, President & Chief Executive Officer	100,192	(4)	0		100,192	*
Jeffrey L. Miller Trustee & Chairman of the Board	492,190		6,725	(5)	498,915	*
John T. Reed Trustee	32,834		0		32,834	*
W. David Scott Trustee	72,017		5,886,949	(6)	5,958,966	4.81%
Stephen L. Stenehjem Trustee	115,882		137,164	(7)	253,046	*
John D. Stewart Trustee	32,741		0		32,741	*
Thomas A. Wentz, Jr. Executive Vice President, Trustee & Chief Operating Officer	283,565	(8)	0		283,565	*
Jeffrey K. Woodbury Trustee	10,188		0		10,188	*
Trustees and executive officers as a group (15 individuals)	1,293,990		6,030,838		7,324,828	5.91%
(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of June 30, 2013.
(2)	The Units do not have voting rights but are exchangeable for common shares (or cash, at the option of the Company), upon expiration of an initial mandatory holding period and the exercise by the holder of the holder's exchange right.
(3)	Percentage of class is based on a total of 102,129,564 common shares and 21,859,351 Units outstanding as of June 30, 2013.
(4)	Mr. Mihalick disclaims beneficial ownership of 159 of these shares, which are owned by his daughter. Includes 28,850 common shares pledged as security against a line of credit.
(5)	The holding period for these Units has expired.
(6)	Entities in which Mr. Scott has an ownership and/or control interest hold 5,886,949 Units. The holding period for these Units has expired.
(7)	Owned by a partnership of which Mr. Stenehjem is the general partner. Mr. Stenehjem disclaims beneficial ownership of these Units except to the extent of his pecuniary interest in the partnership. The holding period for these Units expires February 16, 2014.
(8)	Includes approximately 220,692 common shares owned by Wenco, Ltd., a partnership of which Mr. Wentz is the general partner. Mr. Wentz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership.
*	Represents less than 1% of the total of common shares and Units outstanding as of June 30, 2013.

Principal Shareholder Beneficial Ownership
The following table identifies each person or group believed by the Company to beneficially own as of June 30, 2013, more than five percent (5%) of the outstanding common shares of the Company, the only class of security entitled to vote at the 2013 Annual Meeting.
Name and Address of Shareholder	Common Shares Beneficially Owned	Percent of Class

The Vanguard Group, Inc.(1) 100 Vanguard Blvd., Malvern, PA 19355	11,196,875	11.97%
Vanguard Specialized Funds – Vanguard REIT Index Fund(2) 100 Vanguard Blvd., Malvern, PA 19355	6,071,821	6.49%
BlackRock, Inc.(3) 40 East 52nd Street, New York, NY 10022	6,214,850	6.65%

(1)	Based on information of beneficial ownership as of December 31, 2012, included in a Schedule 13G filed on February 11, 2013. The Vanguard Group, Inc. reports sole voting power with respect to 280,989 shares and sole dispositive power with respect to 10,965,286 shares. These securities are owned by various individual and institutional investors for which The Vanguard Group, Inc. serves as investment adviser with power to direct investments and/or power to vote the securities.
(2)	Based on information of beneficial ownership as of December 31, 2012, included in a Schedule 13G filed on February 14, 2013. Vanguard Specialized Funds reports sole voting and dispositive power with respect to all 6,071,821 shares.
(3)	Based on information of beneficial ownership as of December 31, 2012, included in a Schedule 13G filed on February 6, 2013. BlackRock, Inc. reports sole voting and dispositive power with respect to all 6,214,850 shares.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
Fiscal year 2013 was the first year in which the Company's redesigned incentive programs were effective for the Company's executive officers. The new short-term and long-term incentive programs, which were approved by the independent trustees on June 1, 2012, became effective as of May 1, 2012, for the Company's fiscal year 2013.
Named Executive Officers
The following Compensation Discussion and Analysis describes the material elements of compensation for the following individuals, collectively referred to as the "named executive officers":  Timothy P. Mihalick, President and Chief Executive Officer; Diane K. Bryantt, Executive Vice President and Chief Financial Officer; Thomas A. Wentz, Jr., Executive Vice President and Chief Operating Officer; Charles Greenberg, Senior Vice President, Commercial Asset Management; and Michael A. Bosh, Executive Vice President and General Counsel.
Executive Compensation Philosophy
The Compensation Committee of the Board (the "Compensation Committee" or the "Committee"), composed entirely of trustees who are independent under the listing standards of the New York Stock Exchange, operates under a written charter adopted in December 2012, and is responsible for establishing the terms of the compensation of the Company's named executive officers.  The Committee believes that the Company's compensation program for executive officers should:
•	attract and retain highly qualified executives;
•	motivate these executives to improve the Company's financial position and increase shareholder value;
•	provide total compensation that is competitive with compensation provided by other employment opportunities potentially available to Company executives;
•	promote management accountability for financial and operational performance;

•	provide a total compensation pay mix that includes both base salary and incentive components; and
•	promote teamwork and cooperation throughout the Company and within the management group.
The Committee applied these philosophies in establishing each of the elements of executive compensation for fiscal year 2013. The Committee's goal was to align executive compensation with measurable performance and to compare executive compensation with peers and industry-specific market data, in order to design an executive compensation program that would attract and retain talented executives, provide incentives to executives to achieve certain performance targets, and link executive compensation to shareholder results by rewarding competitive and superior performance.  The Compensation Committee considered that, beginning in fiscal year 2013, the compensation of Company executive officers should consist of a higher percentage of variable pay (i.e., incentive compensation) to fixed pay (i.e., base salary), with executive officers' base salaries being approximately 25-30% of their total compensation, and incentive compensation being approximately 65% to 70% of total compensation, divided between short-term incentive compensation (25% to 30% of total compensation) and long-term incentive compensation (approximately 40% of total compensation). The Compensation Committee further determined that executive officer base salaries should be market-adjusted, and established with reference to a peer group of real estate investment trusts of a similar size to the Company in terms of assets and revenue; the Compensation Committee also decided that such peer group salary data would be discounted by 15% based on the Company's geographic location.
The Compensation Committee's independent compensation consultant, 21-Group, Minneapolis, Minnesota, conducted a peer comparison of the base salaries of the Company's executive officers. 21-Group compared the Company's executive compensation to the compensation of executives at the following public real estate investment trusts (REITs) with revenues and assets comparable to the Company's:
Caplease, Inc.	DCT Industrial Trust, Inc.	Dupont Fabros Technology, Inc.
Equity One, Inc.	First Industrial Realty Trust Inc.	First Potomac Realty Trust
Franklin Street Properties Corp.	Highwood Properties, Inc.	Inland Real Estate Corp.
Kilroy Realty Corp.	Kite Realty Group Trust	Parkway Properties, Inc.
PS Business Parks, Inc.	Washington Real Estate Investment Trust

Additionally, 21-Group compared the compensation of executive officers of the Company to the industry-specific market data contained in the 2011 Compensation Survey of the National Association of Real Estate Investment Trusts ("NAREIT").  Based on these comparisons, the Compensation Committee determined that the base salaries of the Company's executive officers should be set within the mid-range of base salaries as disclosed by peer companies and in industry-specific market data.
In establishing the salaries of the Company's executive officers, the Committee also considered internal equity among executive officers, individual and Company performance, and cost to the Company, when determining levels of compensation.  The Company's executive compensation program may be changed by the Committee at any time without notice to or approval by the shareholders.  The Company is in a very competitive industry where success is based largely on the ability of senior management to identify, acquire and manage real estate properties. Therefore, to continue to properly manage and grow the Company, it may be necessary to increase the amounts payable under the Company's base salary and incentive bonus programs in order to attract and retain qualified executives.
Executive Officer Compensation Processes
The Committee meets in executive session without management present to discuss various compensation matters, including the compensation of the Company's Chief Executive Officer. In addition, the Committee annually reviews all elements of executive compensation and benefit programs for reasonableness and cost-effectiveness.  Pursuant to the Company's Declaration of Trust, the Board may form and delegate the authority of the Compensation Committee to subcommittees composed entirely of independent trustees, when appropriate, to take any of the actions that the Compensation Committee is empowered to take. To date the Board has not made provision for the Compensation Committee to delegate any of its authority. While the Committee has authority under its Charter to engage the services of outside consultants to advise it on matters relating to executive compensation, through fiscal year 2008 the Committee had never hired outside advisors.  In fiscal year 2009, the

Committee engaged Riley, Dettmann & Kelsey LLC, a management consulting firm specializing in compensation strategies, to advise the Committee and the Board in regard to the Company's 2008 Incentive Award Plan.  The 2008 Incentive Award Plan, which was approved by the Company's shareholders in September 2008, permits the Compensation Committee and/or the Company's Board of Trustees to grant incentive awards in the form of restricted stock, cash bonuses, stock bonuses or other performance or incentive awards that are paid in cash, common stock or a combination thereof.  Previously, all incentive awards granted to officers or employees were paid in cash.  The Company's Board of Trustees considers that paying incentive awards in common shares of the Company will contribute to an alignment of the interests of management, employees and trustees with those of the Company and its shareholders, as the value of equity awards is directly linked to the market value of the Company's shares. In fiscal year 2012, the Compensation Committee engaged 21-Group, Minneapolis, Minnesota as an independent consultant to advise the Committee on executive compensation matters. This consultant was engaged directly by the Committee, although it periodically interacted with management to gather relevant data. Based on information from trustees and executive officers confirming no business or personal relationships with 21-Group, and other considerations such as the services provided to the Company by 21-Group and the fees paid, the Committee concluded that the consultant is independent from the Company and that the work of the consultant did not raise any conflict of interest. 21-Group reviewed the Company's management compensation plans and programs and assisted the Committee in developing the executive compensation program approved by the Company's independent trustees and effective for the Company's fiscal year 2013. The consultant did not determine the amount or form of executive and trustee compensation; its role was limited to providing data and advice to the Committee for its consideration.
Role of Management in Executive Compensation Decisions
Company management is involved in the following executive compensation processes:
•
the Chief Executive Officer ("CEO"), General Counsel, Associate General Counsel, Director of Investor Relations and/or the Company's Director of Human Resources, as requested by the Committee, develop or oversee the creation of written background and supporting materials for distribution to the Committee prior to its meetings.

•
at the request of the Committee, certain employees of the Company (generally the Director of Human Resources, the Associate General Counsel and/or the Director of Investor Relations) have collected data for the Committee on compensation levels and programs at comparable companies.

•
at approximately the end of each fiscal year, the CEO provides the Committee with comments and recommendations regarding salary levels and salary increases for members of management,  including the named executive officers (other than himself). Increases in base salary were formerly generally effective as of January 1 each year. However, in fiscal year 2012, the Compensation Committee determined that base salaries for the executive officers would be effective as of the beginning of each fiscal year, i.e. as of May 1 each year.

Components of the Executive Compensation Program
The primary elements of the Company's executive compensation program in fiscal year 2013 were:
base salary
short- and long-term incentive awards
health and retirement programs
executive benefits and perquisites

Base Salary
Base salaries for the executive officers of the Company, including the CEO, are designed to compensate such individuals for their sustained performance.  Base salaries for fiscal year 2013 were established with the assistance of the Committee's independent consultant, 21-Group, as noted above, and by evaluating the responsibilities of the position held, the experience of the particular individual, and the Committee's desire to achieve the appropriate mix between fixed compensation and incentive compensation.  The Committee may also review salaries paid for comparable positions by other companies in the real estate industry, as discussed above.
As noted above, it had generally been the Company's practice that base salaries of the executive officers, including the CEO, were increased on or about January 1 of each year at the discretion of the Committee, based on, among other things, the individual's performance over the past year, changes in the individual's responsibility and/or necessary adjustments to maintain base salaries that are competitive in view of prevailing wage rates and inflation, if any.  In fiscal year 2012, the Compensation Committee decided to adjust the base salaries of the executive officers on a fiscal year basis, rather than a calendar year basis.
Short- and Long-Term Incentive Awards
Executive Officer Short-Term Incentive Program.
Under the Short-Term Incentive Program ("STIP") recommended by the Compensation Committee and approved by the independent trustees, executive officers of the Company are provided the opportunity to earn awards, payable 100% in cash, based on achieving one or more performance objectives within a one-year performance period. Each named executive officer's total award opportunity under the STIP, stated as a percentage of base salary in effect as of the first day of the performance period, for the achievement of threshold, target, and high performance requirements, is set forth in the table below:
	Threshold	Target	High
President and Chief Executive Officer Timothy Mihalick	94%	100%	200%

Executive Vice President and Chief Operating Officer Thomas Wentz, Jr.	66%	70%	140%

Executive Vice President and Chief Financial Officer Diane Bryantt	66%	70%	140%

Executive Vice President and General Counsel Michael Bosh	47%	50%	100%

Senior Vice President, Commercial Asset Management Charles Greenberg	47%	50%	100%

For fiscal year 2013, STIP performance was evaluated on the following objective performance goal: Funds from Operations ("FFO") per share and unit, as reported in the Company's filings with the Securities and Exchange Commission, except that acquisitions costs and loan prepayment penalties were excluded (that is, added back to net income) in calculating FFO for purposes of the STIP. FFO per share has wide acceptance as a reported measure of REIT operating performance. FFO as defined by NAREIT is equal to a REIT's net income, excluding gains or losses from sales of property, plus real estate depreciation.  The specific metrics underlying this objective performance goal were set by the independent trustees within the first 90 days of the one-year performance period (taking into account input from the Board of Trustees and the Chief Executive Officer). If achievement of the goal falls between threshold and target levels or between target and high levels, the amount of the associated award is determined by linear interpolation.
Under the STIP, if achievement of the established metric falls below threshold level, a STIP award will not be earned; provided, however, that on or about completion of the performance period, the independent trustees may make an assessment of the STIP and of market conditions with respect to the performance period and based on unforeseen circumstances, may in their discretion, with the unanimous consent of all independent trustees, raise or, in the case of non-Section 162(m) employees only, lower the specific metrics underlying the objective performance goal for that performance period. In the event that the independent trustees do not lower the performance goal for that performance period, and a STIP award is not awarded, the Compensation Committee may award, for retention and recognition purposes, discretionary bonuses to the Company's executive officers (excluding the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, who are not eligible to receive a discretionary bonus).  The total amount available for such discretionary bonuses shall be no more than 20% of the sum of the targeted short-term incentive pool in effect as of the first day of the performance period of the executive officers eligible for such bonuses, and shall be awarded to the eligible participants at the discretion of the Compensation Committee, with input from the Chief Executive Officer; the Compensation Committee may award the entire amount to one executive, may make no discretionary bonus awards, or may divide the total bonus amount among all or some of the eligible participants, as the Compensation Committee in its discretion chooses. No discretionary bonuses were awarded to any executive officers for fiscal year 2013.
An executive must be employed on the last day of the performance period to receive a STIP award or a discretionary bonus, subject to the following exceptions: If during the performance year, the executive's employment is terminated by the Company without Cause, or the executive dies or becomes subject to a Disability while employed by the Company, the executive will receive an award under the STIP calculated based upon actual results for the full one-year performance period, but the award will be prorated based on the period of employment during the one-year performance period through the date of such event. If a Change in Control occurs during the one-year performance period, the performance goal(s) under the STIP will be prorated based on the period of time during the one-year performance period through the date of the Change in Control, and the executive will receive an award under the STIP that is prorated based on the period of employment during the one-year performance period through the date of the Change in Control. "Cause," "Disability," and "Change in Control" will have the meanings set forth in the STIP.
For fiscal year 2013, the Company's FFO calculated in accordance with the STIP was $0.69 per share/unit, which exceeded the specified target level of $0.68 per share/unit. Accordingly, the Company's Compensation Committee recommended, and the independent trustees approved, the following cash awards under the STIP to the named executive officers:
Timothy P. Mihalick	$410,400

Thomas A. Wentz, Jr.	$253,112

Diane K. Bryantt	$184,623

Michael A. Bosh	$111,240

Charles Greenberg	$94,554

Executive Officer Long-Term Incentive Program.
Under the Long-Term Incentive Program ("LTIP") recommended by the Compensation Committee and approved by the independent trustees, executives are provided the opportunity to earn awards, payable 50% in unrestricted shares and 50% in restricted shares, based on achieving one or more performance objectives within a one-year performance period (with the performance period for fiscal year 2013 commencing on May 1, 2012 and concluding on April 30, 2013). For fiscal year 2013, LTIP performance was evaluated based on the following objective performance goal: Three-Year Average Annual Total Shareholder Return ("TSR"), which is the average of the Annual Total Shareholder Return for common shares in each of the three consecutive fiscal years ending with and including the performance period. "Annual Total Shareholder Return," and "Three-Year Average Annual Total Shareholder Return," have the meanings set forth in the LTIP.

For the TSR performance goal for fiscal year 2013, threshold, target and high performance levels were 6%, 8% and 10% for the one-year performance period. If the TSR for the performance period falls between 6% and 8% or between 8% and 10%, TSR will be rounded to the closest TSR percentage in increments of 0.5% (e.g., 8.2% will be rounded to 8.0% and 8.3% will be rounded to 8.5%) and the LTIP award will be determined by linear interpolation. If TSR falls below the applicable threshold level, the LTIP award will not be paid.
Each executive's total award opportunity under the LTIP, stated as a percentage of the targeted award (which target is 40% of the sum of (a) the executive's base salary on the first day of the performance period, (b) the executive's STIP target, whether or not awarded, and (c) the executive's LTIP target), for the achievement of threshold, target and high performance requirements, is set forth in the table below:
	Threshold	Target	High
TSR	6.0%	8.0%	10.0%
Payout	75%	100%	200%
LTIP awards are payable 50% in unrestricted shares and 50% in restricted shares awarded at the conclusion of the performance period; the restricted shares vest on the one-year anniversary of the award date. The shares will be awarded under and in accordance with the Company's 2008 Incentive Award Plan.  These restricted shares and unrestricted shares will consist of an aggregate number of shares determined by dividing the dollar amount payable in unrestricted shares and restricted shares by the closing price per share on the May 1 following the end of the one-year performance period, and will be issued within two-and-one half months of the end of the one-year performance period. The Company will pay distributions on the restricted shares; however, any cash distributions paid in respect of unvested common shares will be withheld by the Company and will be delivered to the participant (without interest and net of any required tax withholding) only if and when the unvested common shares giving rise to such distributions become vested and non-forfeitable. If, during the one-year vesting period for the restricted shares, the executive's employment is terminated by the Company without Cause, or the executive dies or becomes subject to a Disability while employed by the Company, or a Change in Control occurs, the restricted shares awarded under the LTIP will immediately vest. "Cause," "Disability" and "Change of Control" will have the meanings set forth in the LTIP.
The executive must be employed on the last day of the performance period to receive an LTIP award, subject to the following exceptions: if, during the one-year performance period, the executive's employment is terminated by the Company without Cause, or the executive dies or becomes subject to a Disability while employed by the Company, the executive will receive an award under the LTIP calculated based on actual levels of performance as of the date of such event, but the award will be prorated based on the period of employment during the one-year performance period through the date of such event and the prorated portion of the award will immediately vest.  If a Change in Control occurs while the executive is employed by the Company during a one-year performance period, the executive will receive an award calculated in a similar manner as described in the immediately preceding sentence (provided, however, that the award will not be prorated based on the period of employment during the performance period through the date of such event) and the award will immediately vest.
Examples:
The following examples illustrate the calculation of a potential LTIP award:
1.	CEO Example:
CEO base salary as of first day of performance period:	$387,600
CEO's STIP Target (100% of base salary):	$387,600
Total:	$775,200

The CEO's LTIP award opportunity is 40% of the sum of (a) the CEO's base salary ($387,600) plus (b) the CEO's STIP Target award, whether or not awarded ($387,600), plus (c) the CEO's LTIP Target award ($516,800, or $775,200 divided by 0.60=$1,292,000, multiplied by 0.40=an LTIP target of $516,800).  If TSR at the end of the performance period is at threshold, the CEO will receive an LTIP award of 75% of the LTIP target award opportunity, or $387,600 ($516,800 multiplied by 0.75).  If TSR at the end of the performance period is at target, the CEO will receive an LTIP award of 100% of the LTIP target award opportunity, or $516,800.  If TSR at the end of the performance period is at high, the CEO will receive an LTIP award of 200% of the LTIP target, or $1,033,600.

2.	CFO Example:
CFO base salary as of the first day of performance period	$249,095
CFO's STIP Target (70% of base salary):	$174,366
Total:	$423,461

The CFO's LTIP award opportunity is 40% of the sum of (a) the CFO's base salary ($249,095) plus the CFO's STIP Target award, whether or not awarded ($174,366), plus the CFO's LTIP Target award ($282,307, or $423,461 divided by 0.60=$705,768, multiplied by 0.40=an LTIP target of $282,307). If TSR at the end of the performance period is at threshold, the CFO will receive an LTIP award of 75% of the LTIP target award opportunity, or $211,730 ($282,307 multiplied by 0.75). If TSR at the end of the performance period is at target, the CFO will receive an LTIP award of 100% of the LTIP target award opportunity, or $282,307. If TSR at the end of the performance period is at high, the CFO will receive an LTIP award of 200% of the LTIP target, or $564,615.
The following table shows the calculation of TSR for fiscal year 2013, for the established performance period from May 1, 2012 through April 30, 2013:
Three-Year Average Annual Total Shareholder Return
	FY2009	FY2010	FY2011	FY2012	FY2013
Avg. Closing Price of Common Shares	$9.8600	$8.8700	$8.8400	$7.7900	$8.5100
$ Change from prior fiscal year's average closing share price	$(0.2900)	$(0.9900)	$(0.0300)	$(1.0500)	$0.7200
Dividends paid per share	$0.6810	$0.6845	$0.6860	$0.5615	$0.5200
Sum of change plus Dividends	$0.3910	$(0.3055)	$0.6560	$(0.4885)	$1.2433

Annual Total Shareholder Return		(3.10%)	7.40%	(5.53%)	15.96%
Three Year Average of Annual TSR			2.72%	(0.41%)	5.94%

As shown in the table above, the Company's TSR in fiscal year 2013 did not meet the 6.00% threshold level specified, and accordingly no LTIP awards were granted to the Company's executive officers in fiscal year 2013.
Health, Retirement and Other Benefits
In an effort to attract, retain and fairly compensate talented employees, the Company offers various benefit plans to its employees, including a profit-sharing retirement plan that is intended to be a qualified retirement plan under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), a 401(k) benefit plan, and health, life insurance and disability plans.  These benefit plans are part of the Company's broad-based employee benefits program, and none of these plans is offered to the named executive officers either exclusively or with terms different from those offered to other eligible Company employees.
Executive Benefits and Perquisites
As noted above, the Company's named executive officers are generally offered the same employee benefits and perquisites offered to all employees.  In fiscal year 2013, the only benefits or perquisites offered to any named executive officer either exclusively or with terms different from those offered to other eligible Company employees were the following:  the provision of a Company-purchased vehicle to each of Mr. Mihalick and Mr. Thomas Wentz, Jr., the Company's Chief Operating Officer; the provision of Delta Airlines Sky Club memberships to Mr. Mihalick and to Mr. Thomas Wentz, Jr., and the provision of a data plan to all named executive officers in addition to the Company's standard cell phone plan for employees. The Company provides executive benefits and perquisites to retain executive talent. The total value of all perquisites received in any year by any of the named executive officers is less than $10,000, and accordingly perquisites are not included in the Summary Compensation Table below.

Compensation Elements and Basis for Compensation of Senior Executive Officers
The components of the Company's executive compensation program (base salary, incentive awards, health, retirement and other benefits, and executive benefits and perquisites) for fiscal year 2013 are discussed above.  The key factors the Compensation Committee considered in setting or approving the compensation for the named executive officers are discussed above and include the nature, scope and level of their respective responsibilities and their individual contribution to the Company's operational and financial results.  These factors were considered as a whole and no one factor was determinative of an executive's compensation, and they were based upon a subjective, non-formulaic and informal evaluation of senior executive performance by the Compensation Committee together with the CEO, as discussed above. Additionally, in the case of senior executive officers other than the CEO, the Compensation Committee generally deferred to the recommendations of the CEO.
Basis for President and Chief Executive Officer (Timothy P. Mihalick) Compensation.  Mr. Mihalick's salary for fiscal year 2013 was based on an evaluation of those factors previously described and was approved by the Compensation Committee and the independent trustees.  Among the factors considered were the Company's performance in the current economic environment and the impact of the economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in responsibility level of Mr. Mihalick due to the Company's growth and increased operational complexity; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The incentive award paid to Mr. Mihalick for fiscal year 2013 was granted based on the criteria and calculated in accordance with the formula described above in the Short-and Long-Term Incentive Awards section of this Compensation Discussion and Analysis.
Basis for Executive Vice President and Chief Financial Officer (Diane K. Bryantt) Compensation.  Ms. Bryantt's salary for fiscal year 2013 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee and the independent trustees. Among the factors considered were the Company's performance in the current economic environment and the impact of the economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in workload and responsibility level of the CFO due to the Company's internal property management initiative, growth and increased operational complexity and the resulting addition of accounting staff involving additional supervisory responsibilities for Ms. Bryantt; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The incentive award paid to Ms. Bryantt for fiscal year 2013 was granted based on the criteria and calculated in accordance with the formula described above in the Short- and Long-Term Incentive Awards section of this Compensation Discussion and Analysis.
Basis for Executive Vice President and Chief Operating Officer (Thomas A. Wentz, Jr.) Compensation.  Mr. Wentz, Jr.'s salary for fiscal year 2013 was based on the recommendation of the CEO following his evaluation of those factors previously described and was approved by the Compensation Committee and the independent trustees. Among the factors considered were the Company's performance in the current economic environment and the impact of the economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in the responsibility level of Mr. Wentz, Jr. due to the Company's growth and increased operational complexity and overall economic conditions, resulting in an increase in workload in the functional areas of the Company under the direct oversight of Mr. Wentz, Jr.; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The incentive award paid to Mr. Wentz, Jr. for fiscal year 2013 was granted based on the criteria and calculated in accordance with the formula described above in the Short-and Long-Term Incentive Awards section of this Compensation Discussion and Analysis.
Basis for Executive Vice President and General Counsel (Michael A. Bosh) Compensation.  Mr. Bosh's salary for fiscal year 2013 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee and the independent trustees. Among the factors considered were the Company's performance in the current economic environment and the impact of the economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in responsibility level of the General Counsel due to the Company's growth and increased operational complexity, resulting in an increased workload for Mr. Bosh and staff under his direct supervision; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The incentive award paid to Mr. Bosh for fiscal year 2013 was granted based on the criteria and calculated in accordance with the formula described above in the Short- and Long-Term Incentive Awards section of this Compensation Discussion and Analysis.
Basis for Senior Vice President, Commercial Asset Management (Charles A. Greenberg) Compensation.  Mr. Greenberg's salary for fiscal year 2013 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee and the independent trustees.  Among the factors considered were the Company's performance in the current economic environment and the impact of economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in responsibility for Mr. Greenberg due to the Company's growth and internal property management initiative, both of which resulted in an increased workload for Mr. Greenberg and staff under his direct supervision; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The incentive award paid to Mr. Greenberg for fiscal year 2013 was granted based on the criteria and calculated in accordance with the formula described above in the Short- and Long-Term Incentive Awards section of this Compensation Discussion and Analysis.
Equity Ownership Guidelines
The Company currently has no equity ownership guidelines for executive officers. Under the Company's Governance Guidelines, all non-management trustees are required to beneficially own at least 10,000 common shares of the Company and/or limited partnership units of IRET Properties, including common shares issued as compensation for Board service. Trustees have five years to achieve this level of common share and/or Unit ownership. Trustees are required to retain at least 60% of any shares issued to them by the Company as compensation for Board service, while serving as a trustee of the Company.
Stock-based Awards, Severance and Change-in-Control
The Company has not entered into any employment or severance agreements with any officer or employee. During fiscal year 2009, the Company's Board of Trustees, and the shareholders of the Company, approved the 2008 Incentive Award Plan which permits the Committee and/or the Board to grant employees, officers, trustees and consultants of the Company incentive awards in the form of restricted stock, cash bonuses, stock bonuses or other performance or incentive awards that are paid in cash, common stock or a combination thereof.  Previously all incentive awards granted to officers or employees were paid in cash.  The dollar values recognized in fiscal years 2012 and 2011 for financial statement reporting purposes in accordance with ASC Topic 718 for incentive bonus awards paid in common shares during fiscal years 2013 and 2012 but awarded with reference to fiscal years 2012 and 2011, respectively, are reported in the Summary Compensation Table included in this proxy statement.
Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount that the Company may deduct with respect to each of its named executive officers (excluding compensation that qualifies as "performance-based compensation").  In fiscal year 2013, the Company did not compensate any executive officer or employee at a level that exceeded this available deduction.
Compensation Committee Report
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
W. David Scott (Chair)
Jeffrey L. Miller
Linda J. Hall
Jeffrey K. Woodbury

Summary Compensation Table For Fiscal Year 2013
The table below summarizes the total compensation paid to or earned by the CEO, the CFO, and our three most highly compensated executive officers serving at the end of fiscal year 2013, based on total compensation for the fiscal year ended April 30, 2013.
Name and Principal Position	Fiscal Year	Salary ($)	Share Awards(1) ($)	Bonus(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	All Other Compensation(*) ($)	Total ($)

Timothy P. Mihalick President and Chief Executive Officer	2013	387,600	0	0	410,400	31,541	829,541
	2012	388,722	72,652	124,032	0	29,651	615,057
	2011	386,772	95,965	103,826	0	32,173	618,736

Diane K. Bryantt Senior Vice President and Chief Financial Officer	2013	248,816	0	0	184,623	30,399	463,838
	2012	239,972	45,330	77,389	0	28,767	391,458
	2011	239,722	59,345	64,208	0	29,166	392,441

Thomas A. Wentz, Jr. Senior Vice President and Chief Operating Officer	2013	341,116	0	0	253,112	19,661	613,889
	2012	332,940	62,136	106,080	0	19,186	520,342
	2011	330,792	82,070	88,798	0	19,379	521,039

Michael A. Bosh Senior Vice President and General Counsel	2013	209,885	0	0	111,240	30,294	351,419
	2012	202,308	38,238	65,280	0	29,167	334,993
	2011	203,564	50,505	54,645	0	27,619	336,333

Charles A. Greenberg Senior Vice President, Commercial Asset Management	2013	178,402	0	0	94,554	30,209	303,165
	2012	171,962	32,500	55,488	0	28,539	288,489
	2011	173,029	42,928	46,448	0	25,302	287,707

(1)
The amounts included in this column represent the full grant date fair value, computed in accordance with ASC Topic 718, of shares awarded at the discretion of the Company's Compensation Committee under the Company's 2008 Incentive Award Plan. See the Compensation Discussion and Analysis in this proxy statement for further information on the 2008 Incentive Award Plan. The fiscal 2011 shares were granted on July 11, 2011, and the fiscal 2012 shares were granted on June 26, 2012 with reference to fiscal years 2011 and 2012 performance, respectively. All shares were fully vested and unrestricted on the grant date. No shares were awarded with reference to fiscal year 2013 performance, since the established LTIP target was not met.

(2)
The amounts included in this column represent cash payments awarded at the discretion of the Company's Compensation Committee, with reference to fiscal year 2011 and 2012 performance, respectively.  See the Compensation Discussion and Analysis section in this proxy statement for further information on the Company's incentive awards for executive officers.

(3)
No non-equity incentive plan awards were made with reference to fiscal years 2011 and 2012 performance, since the established performance targets were not met. A cash award was granted with reference to fiscal year 2013 performance under the Company's STIP, since the established performance target was met.

(*)    All Other Compensation for the fiscal years ended April 30, 2013, 2012 and 2011 consists of the following:
	Years	401(k) Company Contribution ($)	Health and Dental Coverage ($)	Company Contribution to Profit-Sharing Plan ($)	Life Insurance & Long-term Disability Coverage ($)	Total ($)

Timothy P. Mihalick	2013	11,111	10,892	8,750	788	31,541
	2012	9,937	10,385	8,575	754	29,651
	2011	12,996	9,830	8,575	772	32,173

Diane K. Bryantt	2013	10,089	10,892	8,750	668	30,399
	2012	9,404	10,385	8,359	619	28,767
	2011	9,989	9,830	8,575	772	29,166

Thomas A. Wentz, Jr.	2013	10,123	0	8,750	788	19,661
	2012	9,857	0	8,575	754	19,186
	2011	10,032	0	8,575	772	19,379

Michael A. Bosh	2013	10,075	10,892	8,750	577	30,294
	2012	9,673	10,385	8,575	534	29,167
	2011	9,142	9,830	7,875	772	27,619

Charles A. Greenberg	2013	10,064	10,892	8,750	503	30,209
	2012	9,114	10,385	8,575	465	28,539
	2011	7,771	10,071	6,694	766	25,302
Grants of Plan-Based Awards Table
The following table presents information regarding share awards granted to the named executive officers during fiscal year 2013 with reference to fiscal year 2012 performance, under the Company's Incentive Award Plan.
Name	Grant Date	All other Stock Awards: No. of Shares	Grant-Date Fair Value ($)(1)

Timothy P. Mihalick	6/26/2012	9,610	72,652

Diane K. Bryantt	6/26/2012	5,996	45,330

Thomas A. Wentz, Jr.	6/26/2012	8,219	62,136

Michael A. Bosh	6/26/2012	5,058	38,238

Charles A. Greenberg	6/26/2012	4,299	32,500

(1)	These amounts are the full grant date fair value of the awards determined in accordance with ASC Topic 718, i.e. the closing sale price ($7.56) of the Company's common shares of beneficial interest on the grant date of June 26, 2012. All shares were fully vested and unrestricted on the date of grant.

Stock Vested
The following table presents information regarding the vesting of stock during the last completed fiscal year for each of the named executive officers pursuant to stock awards granted under the Company's Incentive Award Plan. All shares were fully vested and unrestricted on the date of grant.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Timothy P. Mihalick	9,610	72,652

Diane K. Bryantt	5,996	45,330

Thomas A. Wentz, Jr.	8,219	62,136

Michael A. Bosh	5,058	38,238

Charles A. Greenberg	4,299	32,500
Potential Payments Upon Termination or Change in Control
The Company has not entered into any employment or severance agreements with any officer or employee. Under the 2008 Incentive Award Plan, in a change in control, restricted stock and other unvested awards may, but will not necessarily, accelerate, depending on the terms and conditions of the agreement of merger. Under the Company's STIP and LTIP, upon a change in control, the named executive officers would receive prorated Short-Term Incentive payments, and restricted shares awarded under the Long-Term Incentive Plan would immediately vest.
Compensation Policies and Risk Management
The Company's Compensation Committee believes that the Company's compensation policies and practices, including its approach to setting management incentive award performance targets and evaluating performance; its establishment of appropriate caps for incentive award payouts; and the independent trustees' ability to exercise discretion in conferring awards under the Company's short-term incentive program, thus avoiding an "all-or-nothing" approach, do not promote excessive risk-taking among Company management.  The Compensation Committee further considers that the components of the Company's pay mix in fiscal year 2013 (base salary, a short-term incentive program providing for cash awards, and a long-term incentive program providing for equity awards) appropriately balance near-term performance improvement with sustainable long-term value creation.   Accordingly, the Compensation Committee does not believe the Company's compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.
Retirement and 401(k) Plans
The Company's profit-sharing retirement plan is intended to be a qualified retirement plan under the Internal Revenue Code of 1986, as amended.  Contributions to the retirement plan by the Company are at the discretion of the Company's management, and are subject to a vesting schedule.  The Company currently expects to contribute an amount equal to 3.5% of the salary of each employee participating in the retirement plan. All employees over the age of 21 who have completed six months with at least 1,000 hours of service each calendar year are eligible to participate in the Company's 401(k) plan, and may contribute up to maximum levels established by the Internal Revenue Service. The Company currently matches, dollar for dollar, employee contributions to the 401(k) plan in an amount equal to up to 4% of the wages of each employee participating in the 401(k) plan.

Compensation Committee Interlocks and Insider Participation
During fiscal year 2013, Mr. W. David Scott, Mr. Jeffrey Miller, Ms. Linda J. Hall, and Mr. Jeffrey Woodbury served as members of the Compensation Committee of the Company's Board of Trustees. None of the members of the Company's Compensation Committee currently is, or was formerly, an officer or employee of the Company.  During fiscal year 2013, none of the Company's executive officers served on the compensation committee or any similar committee of any other entity and none of the executive officers served as a director for any other entity whose executive officers served on the Company's compensation committee.
PROPOSAL 2:  ADVISORY VOTE ON EXECUTIVE COMPENSATION
At the Company's 2011 Annual Meeting of Shareholders, a majority of the Company's shareholders voting on the non-binding advisory resolution on the frequency of executive compensation votes chose in favor of holding an advisory vote to approve executive compensation every year. The Board considered the voting results on that proposal and adopted a policy providing for an annual advisory shareholder vote to approve the Company's executive compensation. Therefore, in accordance with that policy and pursuant to Section 14A of the Exchange Act, the Company is asking shareholders to approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation table and the related tables, notes and narrative in this proxy statement for the Company's 2013 Annual Meeting of Shareholders.
At the Company's 2012 Annual Meeting of Shareholders, the Company's advisory vote on executive compensation received the approval of approximately 94.8% of the votes cast on the proposal (54.5% of the total votes present in person or by proxy at the Annual Meeting, when including broker non-votes in the calculation). The Compensation Committee believes that the result of the advisory vote is valuable in assessing its compensation decisions, and considered the vote in reviewing and evaluating its executive compensation programs.  The Committee also considered numerous other factors in evaluating the Company's executive compensation programs as discussed in this proxy statement. While each of these factors informed the Committee's decisions regarding the named executive officers' compensation and the changes made to the Company's executive compensation programs beginning in fiscal year 2013, the Committee did not implement the changes made to the Company's executive compensation program as a result of the shareholder advisory vote.
As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company's executive compensation program is designed to attract, retain and reward top executive talent.  The program in fiscal year 2013 sought to align executive compensation with shareholder value on an annual and long-term basis through a combination of base salary, annual and long-term incentives, and benefits.  The intent of the Company's executive compensation program is to reward the achievement of the Company's annual goals and objectives while supporting the Company's long-term business strategy.  The Board believes that the fiscal year 2013 executive compensation program linked executive compensation to the Company's performance and properly aligned the interests of our executive officers with those of our shareholders.  For example:
For fiscal year 2013, the total amount potentially awardable to our named executive officers under the Company's LTIP was tied to an established Total Shareholder Return target, and the Compensation Committee did not award this component of the incentive award program because the established target was not met.
We do not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change in control.
Our executive officers do not accrue additional retirement benefits under any supplemental executive retirement plan.
This Proposal 2, commonly known as a "say on pay" proposal, gives shareholders the opportunity to express their views on the compensation of the Company's named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, the Board recommends that shareholders vote in favor of the following resolution:

"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."
The say on pay vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee.  However, the Board and the Compensation Committee value the opinions of the shareholders, and to the extent there are a significant number of votes against the named executive officer compensation as disclosed in this proxy statement, shareholders' concerns will be considered and the Board and the Compensation Committee will evaluate what actions are necessary to address those concerns. Unless the Board modifies its policy on the frequency of holding "say on pay" advisory votes, the next "say on pay" advisory vote will occur at the Company's 2014 Annual Meeting of Shareholders.
Vote Required
This proposal requires the affirmative vote of a majority of the votes cast by the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, for approval.  Proxies solicited by the Board will be voted FOR the approval of the compensation of the named executive officers unless a contrary vote is specified. The Board recommends that the shareholders vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement.
PROPOSAL 3:  RE-APPROVAL OF 2008 INCENTIVE AWARD PLAN
At the Annual Meeting, shareholders are being asked to re-approve the 2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties, a North Dakota Limited Partnership (the "Incentive Award Plan"). The Incentive Award Plan was approved by the shareholders in September 2008. Section 162(m) of the Internal Revenue Code requires that shareholders re-approve the performance criteria of the Incentive Award Plan every five years in order to continue the ability for awards to qualify as performance-based compensation pursuant to Section 162(m). Accordingly, the Board is seeking the shareholders' re-approval of the Incentive Award Plan in order for the Compensation Committee and the Board of Trustees to continue to have the discretion to award performance-based compensation, including performance share awards, under the Incentive Award Plan that may be intended to qualify as performance-based compensation under the Internal Revenue Service's regulations under Section 162(m) and, accordingly, to be eligible for deductibility by the Company; however, there can be no guarantee that amounts payable under the Incentive Award Plan will be treated as qualified "performance-based compensation" under Section 162(m). The Board is not seeking to add more shares to the Incentive Award Plan, and no other changes are being proposed to the Incentive Award Plan in this proposal. The terms of the Incentive Award plan remain unchanged since our shareholders approved the Incentive Award Plan in September 2008.
The Incentive Award Plan currently is the only equity plan approved by shareholders that permits grants of equity awards to be made to our Chief Executive Officer, other executive officers and key employees of the Company. The purpose of the Incentive Award Plan is to give the Company a competitive advantage in attracting, retaining and motivating key executive officers and employees, and to provide the Company with the ability to provide incentive compensation that is linked to financial measures. The Board believes that it is in the best interests of the Company and its shareholders for the Company to have a shareholder-approved plan under which bonuses awarded to key executive officers and employees can be designed in a manner intended to qualify as "performance-based compensation" within the meaning of Section 162(m).
A summary of the material features of the Incentive Award Plan is set forth below.  This summary is qualified in its entirety by reference to the Incentive Award Plan itself, which is included herein as Appendix A.
Description of the Incentive Award Plan
General Nature and Purpose
The Incentive Award Plan generally provides for the grant of long-term incentive awards to eligible employees, trustees and consultants of the Company and the Operating Partnership, and their subsidiaries.  The purpose of the Incentive Award Plan is to promote the success and enhance the value of the Company by linking the personal interests of employees (including executive officers), trustees and consultants to those of the Company's shareholders by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company's shareholders.

Types of Awards
Awards issuable under the Incentive Award Plan are limited to restricted shares, performance awards (payable in cash, Shares or a combination of both cash and Shares) and stock payment awards. No stock options or stock appreciation rights are issuable under the Incentive Award Plan.
Shares Available for Awards
The Incentive Award Plan provides that a total of two million of the Company's common shares of beneficial interest will be reserved for issuance pursuant to the plan, subject to certain adjustments set forth therein. To the extent that an award terminates, lapses, expires, or is canceled or forfeited without having been fully exercised, any common shares subject to the award will again be available for the grant of awards under the Incentive Award Plan.
Eligibility
Employees and consultants of the Company, the Operating Partnership or any subsidiary of the Company or Operating Partnership, and trustees of the Company, are eligible to be granted restricted shares, performance awards (payable in cash, Shares or a combination of both cash and Shares) and stock payment awards under the Incentive Award Plan. As of April 30, 2013, the Company had 422 employees and nine trustees.
Administration
The Incentive Award Plan is administered by the Compensation Committee, except that the full Board of Trustees administers awards to trustees.  Each member of the Compensation Committee that administers the Incentive Award Plan will be both a "non-employee director" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. The Incentive Award Plan also requires that each such trustee be an "independent director" under the rules of the securities market on which the Company's common shares are then traded; the Company's common shares are currently traded on the New York Stock Exchange. Under the Incentive Award Plan, any action taken by the Compensation Committee will be valid and effective, whether or not members of the Committee are later determined not to have satisfied these membership requirements or otherwise provided in the Committee's charter. The Incentive Award Plan provides that the administrator of the plan has the authority to designate recipients of awards and to determine the terms and provisions of awards, including the expiration date and vesting schedule.
Restricted Shares and Stock Payment Awards
The Incentive Award Plan provides for the issuance of restricted stock awards and stock payment awards to eligible individuals. Restricted stock awards will generally be subject to such transferability and vesting restrictions as the administrator shall determine. The Company, Operating Partnership or subsidiary, as the case may be, will have the right to repurchase restricted Shares, i.e., shares that remain subject to transfer and/or vesting restrictions, immediately upon the termination of the holder's employment, trusteeship or consultancy, as the case may be, at a cash price per Share equal to the price paid by the holder for the restricted Shares. The administrator will determine the terms and conditions of stock payment awards, including vesting and other conditions, and whether the awards will be based on specified performance criteria. A stock payment award is only payable while the holder of the award is an employee, consultant or trustee, as the case may be, unless the administrator determines otherwise.
Performance Awards
Performance awards are also issuable under the Incentive Award Plan. Any participant selected by the Compensation Committee may be granted a performance award in the form of a cash bonus, stock bonus or payable in a combination of cash and common shares. The Compensation Committee may grant performance awards in the form of a cash bonus to employees who are or may be "covered employees," as defined in Section 162(m) of the Internal Revenue Code, that are intended to be performance-based awards within the meaning of Section 162(m) of the Internal Revenue Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that goals set by the Compensation Committee for the period are satisfied. In the case of performance awards that are intended to be performance-based awards within the meaning of Section 162(m), the performance goals must be based on one or more of the following performance criteria relating to the Company, the Operating Partnership or any subsidiary, division or operating unit of the Company or Operating Partnership: (1) funds from operations and funds from operations per share and unit, (2) United States generally accepted accounting principles earnings per share, (3) improvement in economic vacancy or other operational targets, (4) asset growth, (5) pre-tax or after-tax income (before or after allocation of corporate overhead and bonus), (6) net income (before or after taxes), (7) reduction in expenses, (8) pre-tax or after-tax operating income, (9) earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization, (10) gross revenue, (11) working capital, (12) profit margin or gross profits, (13) Share price, (14) cash flow or cash flow per Share (before or after dividends), (15) cash flow return on investment, (16) return on capital (including return on total capital or return on invested capital), (17) return on assets or net assets, (18) market share, (19) pre-tax or after-tax earnings per Share, (20) pre-tax or after-tax operating earnings per Share, (21) total stockholder return, (22) growth measures, including revenue growth, as compared with a peer group or other benchmark, (23) economic value-added models or equivalent metrics, (24) comparisons with various stock market indices, (25) improvement in or attainment of expense levels or working capital levels, (26) operating margins, gross margins or cash margins, (27) year-end cash, (28) debt reductions, (29) stockholder equity, (30) regulatory achievements, (31) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel, (32) customer satisfaction, (33) operating efficiency, productivity ratios, (34) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals (including accomplishing regulatory approval for projects), cost or cost savings targets, accomplishing critical milestones for projects, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the applicable period). Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), stockholders' equity and/or Shares outstanding, or to assets or net assets.  Generally, a recipient of a performance award will have to be employed by the Company, the Operating Partnership or a subsidiary on the date the performance award is paid.
Awards Granted Under the Incentive Award Plan in Fiscal Year 2013
See "Grants of Plan-Based Awards Table" in this proxy statement for awards granted under the Incentive Award Plan in fiscal year 2013.
Maximum Amount of Compensation Payable under the Incentive Award Plan
The maximum number of common shares that may be granted to any one individual in any calendar year shall not exceed 50,000, and the maximum amount that may be paid in cash to any one individual in any calendar year with respect to one or more Performance Awards not denominated in common shares or otherwise for which the foregoing limitation would not be an effective limitation shall be $500,000.
Adjustments and Company Transactions
In the event of certain Company transactions and changes in our organizational structure or capitalization, the administrator will make appropriate adjustments to the aggregate number of shares issuable under the Incentive Award Plan and the terms and conditions of any outstanding awards, including the number of shares issuable thereunder.  The administrator also has the authority under the Incentive Award Plan to take certain other actions with respect to outstanding awards in the event of a Company transaction, including provision for the cash-out, termination, assumption or substitution of such awards.
Termination and Amendment
The administrator may at any time terminate, amend, suspend or modify the Incentive Award Plan, but the Company must obtain shareholder approval of any amendment if necessary and desirable to comply with any applicable law, regulation or stock exchange rule. No amendment to the Incentive Award Plan can be made without the approval of our shareholders if the amendment increases the number of common shares issuable under the plan. Unless the award itself expressly provides otherwise, any termination, amendment or modification of the Incentive Award Plan which materially adversely affects any outstanding award requires the prior written consent of the affected holder. Unless sooner terminated by the Board, the Incentive Award Plan will automatically terminate on the 10th anniversary of the date on which the plan was adopted by the Board. No award may be granted under the Incentive Award Plan after its termination, but awards that are outstanding at such time will remain in effect. The Incentive Award Plan became effective following approval by our shareholders in September 2008.

Additional Restrictions on Awards
The Incentive Award Plan provides that no participant in the Incentive Award Plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the share ownership limits contained in our Declaration of Trust, or would impair our status as a Real Estate Investment Trust.

Federal Income Tax Consequences
The following discussion of the federal income tax consequences of the Incentive Award Plan under current federal income tax law is a summary only, dealing with the general tax principles applicable to the Incentive Award Plan, and is intended for general information only.  The discussion does not purport to be a complete analysis of all of the potential tax effects of the incentive Award Plan.  It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change.  Foreign, state and local tax laws, and estate and gift tax considerations are not discussed, and may vary depending on individual circumstances and from locality to locality.
Stock Payment and Performance Awards. No income is recognized upon the grant of a performance award. Stock payment awards and cash or stock-based performance awards generally are subject to tax at the time of payment on the amount of any cash paid and the fair market value of any stock issued. If stock is issued in settlement of a performance award and the shares are both nontransferable and subject to forfeiture at issuance, income will be recognized on the date the shares are either transferable or vested.  The Company, our Operating Partnership or the participant's employer, as applicable, will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.
Restricted Stock Awards.  A participant recognizes taxable income equal to the fair market value of the restricted stock at the time the restricted stock is either transferable or vested over the amount, if any, the participant paid for the restricted stock.  If the Company consents, the participant may recognize income immediately by so electing not later than 30 days after the date the restricted stock is granted as permitted under Section 83(b) of the Code, in which case the inclusion in income occurs on the grant date based on the fair market value of stock on that date over the amount, if any, the participant paid for the restricted stock. Any dividends received on restricted stock during the restriction period are deductible and included in the participant's ordinary income. Subject to Section 162(m) of the Code, discussed below, the Company, our Operating Partnership or the participant's employer receives a deduction equal to the income recognized by the participant.
Tax Deductibility and Section 162(m) of the Code. Section 162(m) of the Code generally places a $1 million annual limit on the amount of compensation paid to each of the Company's named executive officers that may be deducted by the Company for federal income tax purposes unless such compensation constitutes "qualified performance-based compensation" which is based on the achievement of pre-established performance goals set by a committee of the Board pursuant to an incentive plan that has been approved by the Company's shareholders.  The Incentive Award Plan provides that certain awards made thereunder may, in the discretion of the Compensation Committee, be structured so as to qualify for the "qualified performance-based compensation" exception to the $1 million annual deductibility limit of Section 162(m).
Other Considerations. Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision.  Such excess parachute payments are not deductible by the Company and are subject to an excise tax of 20% payable by the recipient.
The Incentive Award Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.  Special rules may apply to a participant who is subject to Section 16 of the Exchange Act.
Plan Benefits
As of the date of this proxy statement, only awards of cash and unrestricted common shares have been made under the Incentive Award Plan, to senior executive officers and trustees of the Company.
Supplemental Information
The Company has registered under the Securities Act of 1933, as amended, on Form S-8, the common shares of beneficial interest of the Company that have been and in future may be made subject to awards under the Company's Incentive Award Plan prior to the issuance of such awards.

Closing Sale Price of Common Shares
The closing sale price of our common shares on July 19, 2013, as reported by the New York Stock Exchange, was $9.23 per Share.
Vote Required
The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to re-approve the Company's Incentive Award Plan. The Board of Trustees believes it is in the best interests of the Company to re-approve the Incentive Award Plan to allow the Compensation Committee and Board of Trustees to have the discretion to grant awards that may be intended to qualify as performance-based compensation under Section 162(m) and preserve the tax deductibility of such awards. The re-approval of the Incentive Award Plan is necessary to qualify performance-based compensation for such deductibility.  The Board unanimously recommends that you vote FOR re-approval of the Incentive Award Plan.
TRUSTEE COMPENSATION
During the fiscal year ended April 30, 2013, trustees not employed by the Company received annual fees of $40,000, plus reimbursement of actual travel expenses.  Additionally, the Chairman of the Board received an additional $15,000 for serving as the Chairman.  The Chairman of the Audit Committee received an additional $15,000 for serving as Audit Committee Chair, and the Chairmen of the Compensation and Nominating and Governance Committees received an additional $10,000, respectively, per year for serving as Committee Chairmen. Other Audit, Compensation and Nominating and Governance Committee members received an additional $6,500 per year for service on the Audit, Compensation and Nominating and Governance Committees, respectively. Additionally, on June 25, 2013, the Compensation Committee granted each of the non-employee trustees common shares of the Company for their service as a trustee in fiscal year 2013.  Trustees who are employees of the Company do not receive any separate compensation or other consideration, direct or indirect, for service as a trustee.
Trustee Compensation Table for Fiscal Year Ended April 30, 2013
The following table shows the total compensation paid to or earned by the individuals who served as non-employee members of the Company's Board of Trustees for any part of the fiscal year ended April 30, 2013.
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Jeffrey L. Miller	68,000	15,975	83,975
John T. Reed	56,500	15,975	72,475
W. David Scott	50,000	15,975	65,975
Stephen L. Stenehjem	40,000	15,975	55,975
John D. Stewart	61,500	15,975	77,475
Linda J. Hall	53,000	15,975	68,975
Jeffrey K. Woodbury	53,000	15,975	68,975
(1)	Includes annual fees and additional amounts paid to the Board Chairman, Audit, Compensation and Nominating and Governance Committee Chairs and Audit, Compensation and Nominating and Governance Committee members; does not include reimbursed expenses.
(2)	The grant date fair value of the share awards made to each of the non-employee trustees for fiscal year 2013 was $8.26 per share (closing price of the Company's shares on the grant date of June 25, 2013). The shares are fully vested and unrestricted.
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Employees
Currently, and during fiscal year 2013, Karin M. Wentz, sister of Thomas A. Wentz, Jr., a Trustee and Chief Operating Officer of the Company, was employed by the Company as Secretary and Associate General Counsel. Ms. Wentz was paid a salary totaling $179,746 for her services during fiscal year 2013, and received in fiscal year 2013 under the Company's Incentive Award Plan an incentive award of $55,488 in cash and 4,299 shares of Company stock with a grant date fair value of approximately $32,500, with reference to fiscal year 2012 performance. Ms. Wentz also received in fiscal year 2013 the standard benefits provided to other Company employees.

Banking Services and Property Transactions
The Company has an ongoing banking relationship with First International Bank and Trust, Watford City, North Dakota (First International).  Stephen L. Stenehjem, a member of the Company's Board of Trustees, is the President and Chairman of First International, and the bank is owned by Mr. Stenehjem and members of his family. Mr. Stenehjem's son, Peter Stenehjem, is an officer and director of the bank. The Company's Chief Executive Officer, Timothy Mihalick, currently maintains a personal line of credit with First International, which line is secured by a pledge of 28,850 common shares of the Company. Currently, and during fiscal year 2013, the Company has a mortgage loan outstanding with First International with an original principal balance of $13.7 million, bearing interest at 5.5% per annum, on the Company's Williston Garden property in Williston, North Dakota. In connection with this loan, the Company maintains a compensating balance of $50,000 with First International. The Company paid interest on this loan of approximately $665,000 in fiscal year 2013; approximately $127,000 of principal was paid on this loan in fiscal year 2013. The largest aggregate amount of principal outstanding on the Williston Garden loan during fiscal year 2013 was $13.7 million. As of June 30, 2013, the principal amount outstanding on this loan was $13.5 million. For a portion of fiscal year 2013, the Company had two other mortgage loans outstanding with First International, with original principal balances in the amounts of $2.4 million (Georgetown Square) and $3.2 million (Grand Forks MedPark Mall), respectively, bearing interest at 7.25% and 6.25%; these loans were repaid in the first and second quarters of fiscal year 2013, respectively. The Company paid no interest and paid $2.2 million in principal on the Georgetown Square loan in fiscal year 2013. The largest aggregate amount of principal outstanding on the Georgetown Square loan in fiscal year 2013 was $2.2 million. The Company paid $3.0 million in principal and approximately $52,000 in interest on the Grand Forks MedPark Mall loan in fiscal year 2013. The largest aggregate amount of principal outstanding on the Grand Forks MedPark Mall loan in fiscal year 2013 was $3.0 million.
During fiscal year 2013, IRET-WRH 1, LLC a North Dakota limited liability company and joint venture entity in which the Company owns a 70% interest, entered into a Construction and Term Loan Agreement under which the Bank of North Dakota, as a lender, and First International, as a lender and as Administrative Agent and Collateral Agent, have provided a loan in the maximum principal amount of $43,672,000 to construct a multi-family apartment facility in Williston, North Dakota (the Company's Renaissance Heights project). The construction and term loan has a maturity date of October 1, 2019, and is secured in part by a first mortgage on the project and by the guaranty of IRET Properties. The loan is also secured by a limited guaranty of the Company's joint venture partner. During the construction loan term the outstanding principal balance of the loan will bear interest at a fixed interest rate of 5.0% per annum. During the permanent loan term, the outstanding principal balance of the loan will bear interest at an adjustable annual rate of interest equal to the greater of (i) 3.15% plus the annual rate reported by the Federal Home Loan Bank (Des Moines) as the Five-Year Fixed Advance Rate and (ii) 5.0%. During fiscal year 2013, the Company incurred no interest on First International's portion of the outstanding balance of this loan. The Company paid no principal, and paid approximately $258,000 in fees and closing costs, to First International on this loan during fiscal year 2013. There was no principal outstanding on this loan during fiscal year 2013 or at June 30, 2013.
The Company has a multi-bank line of credit with a capacity of $60.0 million, of which First International is the lead bank and a participant with a $12.0 million commitment.  In fiscal year 2013, the Company paid First International a total of approximately $196,000 in interest on First International's portion of the outstanding balance of this credit line, and paid fees to First International of $40,000. The Company paid $49.5 million in principal on this line of credit in fiscal year 2013. The largest aggregate amount of principal outstanding during fiscal year 2013 on this line of credit was $34.5 million; as of June 30, 2013, the principal amount outstanding was $10.0 million.   In connection with this multi-bank line of credit, the Company maintains compensating balances with First International totaling $6.0 million, of which $1.5 million is held in a non-interest bearing account, and $4.5 million is held in an account that pays the Company interest on the deposited amount of 0.25% per annum.
The Company also maintains a number of checking accounts with First International.  In fiscal year 2013, the Company paid less than $500 in total in various bank service and other fees charged on these checking accounts.
Total payments of interest and fees from the Company to First International Bank in fiscal year 2013 were $1,211,030.

In the first quarter of fiscal year 2013, the Company entered into an agreement with First International to construct an approximately 3,700 square-foot building on an outlot of the Company's Arrowhead Shopping Center in Minot, North Dakota, to be leased by First International under a 20-year lease for use as a branch bank location. The building was substantially completed in March 2013; total expected costs are approximately $1.7 million. Net rental payments under the lease are currently estimated at approximately $2.4 million in total over the 20-year lease term.
The Company also, subsequent to the end of fiscal year 2013, purchased from First International a parcel of land adjacent to the Company's Chateau Apartment property in Minot, North Dakota. The parcel is the former site of a First International branch bank building destroyed by the Minot, North Dakota flood in June 2011. The purchase price for the land was approximately $171,000.
The Company has a lease, commencing during fiscal year 2013, with Tetrad Corporation, an entity owned by a Company trustee, W. David Scott, and members of Mr. Scott's family, under which Tetrad leases office premises in the Company's Miracle Hills property in Omaha. The lease has a term of 36 months, commencing June 1, 2012 and terminating May 31, 2015, and provides for a base rent of approximately $106,000 per year. This lease agreement extends and amended an earlier lease that was in effect when the Company purchased the property from Magnum Resources/Tetrad.
Related Party Transactions Policy
In February 2007 the Company's Board of Trustees adopted a written related party transactions approval policy, which sets forth the Company's policies and procedures for the review, approval or ratification of any transaction required to be reported in Company filings with the SEC. The policy applies to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which the Company (or any of its subsidiaries) is a participant, in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and in which a related party has a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).
The Audit Committee of the Board of Trustees must approve any related party transaction subject to this policy before commencement of the transaction, or, if it is not practicable to wait until the next Audit Committee meeting, the transaction may be submitted to the Chair of the Audit Committee, who has the delegated authority to act between Audit Committee meetings to pre-approve, or ratify, as applicable, any related party transaction in which the aggregate amount involved is expected to be less than $250,000.  Related party transactions that are identified as such subsequent to their commencement will promptly be submitted to the Audit Committee or the chair of the Audit Committee, which shall, if they determine it to be appropriate, ratify the transaction.  The Audit Committee will annually review all ongoing related party transactions and assess whether they remain appropriate.  Under the policy, the Audit Committee or its Chair shall approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as determined by the Committee or the Chair in good faith.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)") requires that the trustees and executive officers of the Company and holders of more than 10% of the Company's equity securities file with the SEC, within specified due dates, initial reports of beneficial ownership of the Company's common shares of beneficial interest, Units and Preferred Shares, and reports of changes in ownership of Shares, Units and Preferred Shares.  As a matter of practice, the Company's administrative staff assists our trustees and executive officers with these reporting requirements, and typically files these reports on their behalf. The Company is required to disclose whether it has knowledge that any person required to file such reports may have failed to do so in a timely manner. Based solely on a review of the copies of the fiscal year 2013 reports in the Company's possession, and on written representations from the Company's trustees and executive officers that no other reports were required during the year ended April 30, 2013, the Company believes that all of the Section 16(a) reporting obligations for the fiscal year ended April 30, 2013 were met, with the exception of an inadvertent failure by Ms. Diane Bryantt, the Company's Executive Vice President and Chief Financial Officer, to timely file a report to disclose the purchase by her spouse on April 26, 2013 of 1,965 common shares of the Company. The report was filed on May 1, 2013.

PROPOSAL 4:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
The Audit Committee has approved the selection of Grant Thornton LLP ("Grant Thornton") to serve as the Company's independent auditor for the current fiscal year ending April 30, 2014. Grant Thornton completed the audit for the Company's fiscal year 2013, ended April 30, 2013; the Company's fiscal year 2013 was the first year that Grant Thornton audited the Company's financial statements. Prior to the engagement of Grant Thornton, Deloitte & Touche LLP had been the Company's independent auditors for the Company's fiscal year 2004 through fiscal year 2012.  Deloitte & Touche's engagement as the Company's independent auditor terminated upon the filing of the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2012. During the two fiscal years ended April 30, 2012 and 2011, and the subsequent interim period through the filing of the Company's Form 10-K for the fiscal year ended April 30, 2012 on July 16, 2012, there were (i) no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Deloitte would have caused Deloitte to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
As a matter of good corporate governance, the Audit Committee has determined to submit its selection to shareholders for ratification.  In the event that this selection of auditors is not ratified by a majority of the voting power of the shareholders present in person or by proxy at the Annual Meeting, the Audit Committee will review its future selection of independent auditors.
The Company expects that representatives of Grant Thornton will be present at the 2013 Annual Meeting.  The representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to questions from shareholders.
Fees Paid to the Company's Principal Independent Accountants
The following table summarizes the aggregate fees billed to date for the audit and other services provided by Grant Thornton for fiscal year 2013 and Deloitte & Touche for fiscal year 2012.  These amounts include reimbursed expenses. The Audit Committee approves in advance all fees paid to, and services provided by, the Company's independent registered public accounting firm. The Audit Committee has considered the services provided by Grant Thornton in fiscal year 2013 and has determined that all such services were compatible with maintaining Grant Thornton's independence.
	2013	2012
Audit Fees	$298,954	$371,388
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	3,500	0
Total	$302,454	$371,388
Audit Fees: This category includes the audit of the Company's annual financial statements, review of financial statements included in the Company's quarterly reports on Form 10-Q, and services that are normally provided by the independent accountant in connection with regulatory filings, such as comfort letters and consents and assistance with and reviews of documents filed with the SEC.
Audit-Related Fees: This category consists of assurance and related services provided by the independent accountant that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported above under "Audit Fees."  The services for the fees disclosed under this category generally include fees for stand-alone audits of subsidiaries, due diligence associated with acquisitions, benefit plan audits, other accounting consulting, and Sarbanes-Oxley Section 404 pre-implementation assistance.  The Company's independent registered public accounting firms performed no services in this category during fiscal years 2013 and 2012.

Tax Fees: This category consists of professional services rendered by the independent accountant primarily in connection with the Company's tax compliance activities, including the preparation of tax returns and technical tax advice related to the preparation of tax returns.  The Company's independent registered public accounting firms performed no services in this category during fiscal years 2013 and 2012.
All Other Fees: This category consists of fees for other permissible services that do not meet the above category descriptions. The Company's independent registered public accounting firm performed no services in this category during fiscal year 2012; the $3,500 in fiscal year 2013 represents the annual charge to the Company for a web-based accounting research tool.
Vote Required
The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy, provided a quorum is present, at the Annual Meeting, is required to approve Proposal 4. The Board recommends that you vote FOR the ratification of the selection of Grant Thornton LLP as the Company's independent auditors for fiscal year 2014.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Trustees (the "Audit Committee") oversees the accounting and financial reporting processes of the Company and the audits of the Company's annual financial statements on behalf of the Board. In addition, the Audit Committee oversees the work of the Company's internal audit function. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States ("GAAP") and for management's report on internal control over financial reporting. The Trust's independent registered public accounting firm, Grant Thornton LLP ("Grant Thornton"), is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting.
The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. The Audit Committee met four times during fiscal year 2013, and all four of these quarterly meetings included executive sessions with our independent accountant without management being present. In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and Grant Thornton to review and discuss annual and quarterly financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with Grant Thornton matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board standards, including the reasonableness of judgments and the clarity and completeness of financial disclosures.
In addition, the Audit Committee discussed with Grant Thornton matters relating to its independence and has received from Grant Thornton the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence.
The Audit Committee pre-approves all services provided by the independent auditor to the Company, and the related fees for such services, and has concluded that all such services provided in fiscal year 2013 were compatible with the auditors' independence. No non-audit or non-audit related services were provided to the Company by the independent auditors in fiscal year 2013. See "Proposal 4: Ratification of Selection of Independent Auditors" for more information regarding fees paid to the Company's independent auditors for services in fiscal years 2013 and 2012.
During fiscal year 2013, following a competitive process undertaken by the Audit Committee, the Audit Committee approved the selection of Grant Thornton to serve as the Company's independent registered public accounting firm for fiscal year 2013. Prior to the engagement of Grant Thornton, Deloitte & Touche LLP ("Deloitte & Touche") had been the Company's independent auditors from fiscal year 2004 through fiscal year 2012. Grant Thornton's engagement as the Company's independent registered public accounting firm became effective on July 16, 2012, following the completion of Deloitte & Touche's audit of the Company's consolidated financial statements as of and for the fiscal year ended April 30, 2012, and the filing of the related Annual Report on Form 10-K.

During fiscal year 2013, the Audit Committee continued to oversee the internal auditor's ongoing testing of the effectiveness of our internal controls. The findings of the internal auditor were reported to the Audit Committee on a quarterly basis. Grant Thornton, as part of its 2013 audit of our financial statements, independently reviewed our internal controls and concluded that there were no material weaknesses.
On the basis of the reviews and discussions the Audit Committee has had with Grant Thornton, our internal auditor, and with management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2013 for filing with the SEC.
The Audit Committee has selected Grant Thornton as the Company's independent registered public accounting firm for fiscal year 2014. The Board of Trustees has concurred in that selection and has presented the matter to the shareholders of the Company for ratification.
Submitted by:
John D. Stewart (Chair)
John T. Reed
Jeffrey K. Woodbury
SHAREHOLDER PROPOSALS
We did not receive a request from any shareholder that a matter be submitted to a vote at the 2013 Annual Meeting.  Shareholders who wish to submit a proposal for presentation at the annual meeting of shareholders to be held in 2014 must submit the proposal to the Company at PO Box 1988, Minot, ND, 58702-1988, Attention: Secretary. Such proposal must be received by the Company no later than April 7, 2014, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the SEC and set forth in Rule 14a-8 of the Securities Exchange Act in order to be included in the proxy statement.
Shareholders who wish to make a proposal at the 2014 Annual Meeting of Shareholders without having the proposal included in the Company's proxy statement and form of proxy relating to that meeting must notify the Company by June 23, 2014. If the shareholder fails to give notice by this date, then such notice will be considered untimely under Rule 14a-4(c)(1) of the Securities Exchange Act, and the persons named as proxies in the proxies solicited by the Board for the 2014 Annual Meeting may exercise discretionary voting power with respect to any such proposal.
The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
For information on recommending individuals for consideration as nominees to IRET's Board of Trustees, see the discussion under the subheading "Committees" in the section of this proxy statement entitled "Information Concerning the Board of Trustees."
SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS
In accordance with notices that we sent to certain shareholders, we are sending only a single copy of our annual report and proxy statement or Notice of Availability of Proxy Materials, as applicable, to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing IRET common shares at two different brokerage firms, your household will receive two copies of the Company's annual meeting materials, one from each brokerage firm.

If you received a householded mailing this year and you would like to have separate proxy materials mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Investor Relations department by fax to 1-701-838-7785, by mail to the Company at Investor Relations, PO Box 1988, Minot, ND  58702-1988 or by calling Investor Relations between 8:30 a.m. and 5:00 p.m. CT at 1-888-478-4738. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
COMMUNICATING WITH IRET
If you would like to receive information about Investors Real Estate Trust, you may use one of the following methods:
1.
The Company's Internet site, located at www.iret.com, contains information about the Company and its properties. The Company's Investor Relations site contains press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to the Company's SEC filings. This proxy statement and our 2013 Annual Report on Form 10-K are both available on the Internet at www.iret.com.

2.	To have information such as our latest Form 10-Q or annual report mailed to you, please call us at 1-888-478-4738 or send a fax with your request to 1-701-838-7785.
If you would like to contact us, call IRET Investor Relations at 1-888-478-4738, or send correspondence to IRET, Attn:  Investor Relations, PO Box 1988, Minot, North Dakota 58702-1988.
OTHER MATTERS
It is not expected that any matters other than those described in this proxy statement will be brought before the Annual Meeting.  If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.
By Order of the Board of Trustees

Karin M. Wentz
Secretary and Associate General Counsel
August 5, 2013
Minot, North Dakota
Upon written request of any shareholder entitled to receive this proxy statement, the Company will provide, without charge, a copy of its Annual Report on Form 10-K, including the consolidated financial statements, the notes thereto and financial statement schedules, as filed with the Securities and Exchange Commission.  Any such request should be addressed to Karin M. Wentz, Secretary and Associate General Counsel of the Company, at PO Box 1988, Minot, ND 58702-1988.  This request must include a representation by the shareholder that as of July 19, 2013, the shareholder was entitled to vote at the Annual Meeting.

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Appendix A
2008 INCENTIVE AWARD PLAN
OF
INVESTORS REAL ESTATE TRUST
AND
IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP
Investors Real Estate Trust, a North Dakota real estate investment trust (the "Company"), and IRET Properties, a North Dakota Limited Partnership (the "Partnership"), have adopted this 2008 Incentive Award Plan (the "Plan") effective as of September 16, 2008, for the benefit of their eligible employees, consultants and trustees and those of their subsidiaries.
The purposes of the Plan are as follows:
(1) To provide an additional incentive for trustees, consultants and key employees of the Company and the Partnership and their subsidiaries to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock which recognize such growth, development and financial success.
(2) To enable the Company, the Partnership and their subsidiaries, to obtain and retain the services of trustees, consultants and key employees considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company which will reflect the growth, development and financial success of the Company.
ARTICLE I.
DEFINITIONS
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
1.1. "Administrator" shall mean the entity that conducts the general administration of the Plan as provided herein. With reference to the administration of the Plan with respect to Awards granted to Independent Trustees, the term "Administrator" shall refer to the Board. With reference to the administration of the Plan with respect to any other Award, the term "Administrator" shall refer to the Committee unless the Board has assumed the authority for administration of the Plan generally as provided in Section 6.1.
1.2. "Award" shall mean a Restricted Stock Award, Stock Payment Award or a Performance Award that may be awarded or granted under the Plan (collectively, "Awards").
1.3. "Award Agreement" shall mean a written agreement executed by an authorized officer of the Company and the Holder which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.
1.4. "Award Limit" shall have the meaning set forth in Section 2.1(b).
1.5. "Board" shall mean the Board of Trustees of the Company.
1.6. "Change in Control" shall mean the occurrence of any of the following events:
(i) the acquisition, directly or indirectly, by any "person" or "group" (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder) of "beneficial ownership" (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of Trustees ("voting securities") of the Company that represent 35% or more of the combined voting power of the Company's then outstanding voting securities, other than

(A) an acquisition of securities by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or
(B) an acquisition of securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or
(C) an acquisition of securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii).
Notwithstanding the foregoing, the following event shall not constitute an "acquisition" by any person or group for purposes of this clause (i): an acquisition of the Company's securities by the Company which causes the Company's voting securities beneficially owned by a person or group to represent 35% or more of the combined voting power of the Company's then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 35% or more of the combined voting power of the Company's then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control;
(ii) individuals who, as of the effective date of this Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Trustee subsequent to the date hereof whose election by the Company's shareholders, or nomination for election by the Board, was approved by a vote of at least a majority of the Trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction
(A) which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least 50% of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and
(B) after which no person or group beneficially owns voting securities representing 35% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 35% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(iv) approval by the Company's shareholders of a liquidation or dissolution of the Company.
For purposes of clause (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company's shareholders, and for purposes of clause (iii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company's shareholders.

1.7. "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated under the Code.
1.8. "Committee" shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 6.1.
1.9. "Common Stock" shall mean the common shares of beneficial interest of the Company, no par value per share.
1.10. "Company" shall mean Investors Real Estate Trust, a North Dakota real estate investment trust.
1.11. "Company Consultant" shall mean any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or any Company Subsidiary; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities; and (iii) the consultant or adviser is a natural person who has contracted directly with the Company or any Company Subsidiary to render such services.
1.12. "Company Employee" shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or of any Company Subsidiary.
1.13. "Company Subsidiary" shall mean (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company or by one or more other Company Subsidiaries or by the Company and one or more Company Subsidiaries; provided, however, that "Company Subsidiary" shall not include the Partnership, or any Partnership Subsidiary.
1.14. "Consultant" shall mean any Company Consultant or Partnership Consultant.
1.15. "DRO" shall mean a domestic relations order assigning an interest in an Award.
1.16. "Employee" shall mean any Company Employee or Partnership Employee.
1.17. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
1.18. "Fair Market Value" means, as of any given date, (a) if the Common Stock is traded on an exchange, the closing price of a share of Common Stock as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if the Common Stock is not traded on an exchange but is quoted on a quotation system, the mean between the closing representative bid and asked prices for the Common Stock on such date, or if no sale occurred on such date, the first date immediately prior to such date on which sales prices or bid and asked prices, as applicable, are reported by such quotation system; or (c) if the Common Stock is not publicly traded, the fair market value established by the Administrator acting in good faith.
1.19. "Holder" shall mean a person who has been granted or awarded an Award.
1.20. "Independent Trustee" shall mean a member of the Board who is not an Employee.
1.21. "Partnership" shall mean IRET Properties, a North Dakota Limited Partnership.
1.22. "Partnership Agreement" shall mean the Agreement of Limited Partnership of IRET Properties, a North Dakota Limited Partnership, dated as of January 31, 1997, as the same may be amended, modified or restated from time to time.

1.23. "Partnership Consultant" shall mean any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Partnership or any Partnership Subsidiary; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities; and (iii) the consultant or adviser is a natural person who has contracted directly with the Partnership or any Partnership Subsidiary to render such services.
1.24. "Partnership Employee" shall mean any employee (as defined in accordance with Section 3401(c) of the Code) of the Partnership or any entity which is then a Partnership Subsidiary.
1.25. "Partnership Subsidiary" shall mean (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Partnership or by one or more other Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries.
1.26. "Performance Award" shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination thereof, awarded under Article V of the Plan.
1.27. "Performance Criteria" shall mean the goals established by the Committee, which shall be satisfied or met as a condition to the exercisability, vesting or receipt of all or a portion of an Award.  Such goals shall be based exclusively on one or more of the following with respect to the Company, the Partnership, and any Subsidiary or any division or operating unit thereof: (1) funds from operations and funds from operations per share and unit, (2) United States generally accepted accounting principles earnings per share, (3) improvement in economic vacancy or other operational targets, (4) asset growth, (5) pre-tax or after-tax income (before or after allocation of corporate overhead and bonus), (6) net income (before or after taxes), (7) reduction in expenses, (8) pre-tax or after-tax operating income, (9) earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization, (10) gross revenue, (11) working capital, (12) profit margin or gross profits, (13) Share price, (14) cash flow or cash flow per  Share (before or after dividends), (15) cash flow return on investment, (16) return on capital (including return on total capital or return on invested capital), (17) return on assets or net assets, (18) market share, (19) pre-tax or after-tax earnings per Share, (20) pre-tax or after-tax operating earnings per Share, (21) total stockholder return, (22) growth measures, including revenue growth, as compared with a peer group or other benchmark, (23) economic value-added models or equivalent metrics, (24) comparisons with various stock market indices, (25) improvement in or attainment of expense levels or working capital levels, (26) operating margins, gross margins or cash margins, (27) year-end cash, (28) debt reductions, (29) stockholder equity, (30) regulatory achievements, (31) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel,  (32) customer satisfaction, (33) operating efficiency, productivity ratios, (34) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals (including accomplishing regulatory approval for projects), cost or cost savings targets, accomplishing critical milestones for projects, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the applicable period).  Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), stockholders' equity and/or shares outstanding, or to assets or net assets.  In all cases, the performance criteria shall be such that they satisfy any applicable requirements under Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time) that the achievement of such goals be "substantially uncertain" at the time that they are established, and that the award opportunity be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goal has been met, and, subject to the Committee's right to apply negative discretion (within the meaning of Treas. Reg. Sec. 1.162-27(d)(iii)), the amount of the Award payable as a result of such performance.  To the extent applicable, the measures used in setting performance criteria set under the Plan for any given performance period shall be determined in accordance with GAAP and in a manner consistent with the methods used in the Company's audited financial statements, without regard to:  (i) extraordinary items as determined by the Company's independent public accountants in accordance with GAAP; (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the applicable period; or (iii) non-recurring acquisition expenses and restructuring charges.  Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per Share basis), the Committee may, within the applicable period for a given performance period, provide that such calculation shall be made on the same basis as reflected in a release of the Company's earnings for a previously completed period as specified by the Committee.  For purposes hereof, the "applicable period," with respect to any performance period, is the period commencing on or before the first day of the performance period and ending no later than the earlier of (x) the ninetieth (90th) day of the performance period, or (y) the date on which twenty-five percent (25%) of the performance period has been completed.
1.28. "Plan" shall mean this 2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties, a North Dakota Limited Partnership.
1.29. "REIT" shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
1.30. "Restricted Stock" shall mean Common Stock awarded under Article IV of the Plan.
1.31. "Rule 16b-3" shall mean Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time.
1.32. "Section 162(m) Participant" shall mean any key Employee designated by the Administrator as a key Employee whose compensation for the fiscal year in which the key Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.
1.33. "Securities Act" shall mean the Securities Act of 1933, as amended.
1.34  "Stock Payment" shall mean a payment in the form of shares of Common Stock, awarded under Article V of the Plan.
1.35. "Subsidiary" shall mean any Company Subsidiary or Partnership Subsidiary.
1.36. "Termination of Consultancy" shall mean the time when the engagement of a Holder as a Consultant to the Company, the Partnership or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous commencement of employment with the Company, the Partnership or a Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company, the Partnership or a Subsidiary has an absolute and unrestricted right to terminate a Consultant's service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.
1.37. "Termination of Trusteeship" shall mean the time when a Holder who is an Independent Trustee ceases to be a Trustee for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Trusteeship with respect to Independent Trustees.
1.38. "Termination of Employment" shall mean the time when the employee-employer relationship between a Holder and the Company, the Partnership or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (a) terminations where there is a simultaneous reemployment or continuing employment of a Holder by the Company, the Partnership or a Subsidiary, and (b) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment.
1.39. "Trustee" shall mean a member of the Board.
1.40. "Trustee Restricted Stock Award" shall have the meaning set forth in Section 4.2.
ARTICLE II.
SHARES SUBJECT TO PLAN
2.1. Shares Subject to Plan.
(a) The shares of stock subject to Awards shall be Common Stock. Subject to adjustment as provided in Section 7.3, the aggregate number of shares of Common Stock that may be issued under all Awards granted under the Plan shall not exceed 2,000,000. The shares of Common Stock issuable under Awards may be either previously authorized but unissued shares of Common Stock or treasury shares of the Company.
(b) Notwithstanding any provision in the Plan to the contrary, and subject to Section 7.3, the maximum number of shares of Common Stock that may be subject to one or more Awards that may be granted to any one individual in any calendar year shall not exceed 50,000 and the maximum amount that may be paid in cash to any one individual in any calendar year with respect to one or more Performance Awards not denominated in Common Stock or otherwise for which the foregoing limitation would not be an effective limitation shall be $500,000 (the "Award Limit");
2.2. Add-back of Rights. To the extent that an Award terminates, lapses, expires or is canceled or forfeited without having been fully paid out, any shares of Common Stock subject to the Award may again be granted or awarded hereunder, subject to the limitations of Section 2.1. Any shares of Common Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall be counted as issued or transferred under the Plan and shall not subsequently be available for the grant of an Award pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to this Plan.
ARTICLE III.
GRANTING OF AWARDS
3.1. Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code or the Administrator may determine to include.
3.2. Provisions Applicable to Section 162(m) Participants.
(a) The Committee, in its discretion, may determine whether an Award is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code.
(b) Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Section 162(m) Participant, including Restricted Stock, the restrictions with respect to which lapse upon the attainment of performance goals which are related to one or more of the Performance Criteria and any performance or incentive award described in Article V that vests or becomes payable upon the attainment of performance goals which are related to one or more of the Performance Criteria.
(c) To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles IV and V which may be granted to one or more Section 162(m) Participants, no later than ninety (90) days following the commencement of any calendar or fiscal year in question or any other designated calendar or fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i)

designate one or more Section 162(m) Participants, (ii) select the Performance Criteria applicable to the calendar or fiscal year or other designated calendar or fiscal period or period of service, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such calendar or fiscal year or other designated calendar or fiscal period or period of service, and (iv) specify the relationship between Performance Criteria and the performance targets and the amounts of such Awards, as applicable, to be earned by each Section 162(m) Participant for such calendar or fiscal year or other designated calendar or fiscal period or period of service. Following the completion of each calendar or fiscal year or other designated calendar or fiscal period or period of service, the Committee shall certify in writing whether the applicable performance targets have been achieved for such calendar or fiscal year or other designated calendar or fiscal period or period of service. In determining the amount earned by a Section 162(m) Participant, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the calendar or fiscal year or other designated calendar or fiscal period or period of service.
(d) Furthermore, notwithstanding any other provision of the Plan, any Award which is granted to a Section 162(m) Participant and is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.
3.3. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. In addition, the Administrator may amend the terms of any Award or related Award Agreement without the consent or approval of the Holder of the Award or Award Agreement to the extent the Administrator deems necessary to conform the Award or related Award Agreement to such applicable exemptive rule.
3.4. At-Will Employment. Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Consultant for, or as a Trustee of, the Company, the Partnership or a Subsidiary, or shall interfere with or restrict in any way the rights of any such entity, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Holder and such entity.
ARTICLE IV.
AWARD OF RESTRICTED STOCK
4.1. Eligibility. Subject to the Award Limit, Restricted Stock may be awarded to any Employee, Trustee or Consultant (including Employees, Trustees or Consultants who have previously received other Awards under the Plan) whom the Administrator determines should receive such an Award.
4.2. Award of Restricted Stock.
(a) The Administrator may from time to time, in its absolute discretion determine the purchase price, if any, and other terms and conditions (including, without limitation, in the case of Awards to Employees, Consultants or Trustees of the Partnership or any Partnership Subsidiary, the mechanism for the transfer of the Restricted Stock and payment therefor, and any surrender of such Restricted Stock pursuant to Section 4.5) applicable to such Restricted Stock, consistent with the Plan.
(b) Upon the selection of an Employee, Trustee or Consultant to be awarded Restricted Stock, the Administrator shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

4.3. Rights as Stockholders. Subject to Section 4.5, upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 4.7, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Administrator, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 4.4.
4.4. Restriction. All shares of Restricted Stock issued under the Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends and other distributions paid or made with respect to the shares, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions as the Administrator shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment or service with the Company, the Partnership, or a Subsidiary, performance of the Company, the Partnership, or a Subsidiary and individual performance; provided, however, that, except with respect to shares of performance based Restricted Stock granted to Section 162(m) Participants, by action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. If no cash consideration was paid by the Holder upon issuance, a Holder's rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company or the Partnership, as applicable, without consideration, upon a Termination of Employment, Termination of Trusteeship or Termination of Consultancy.
4.5. Repurchase of Restricted Stock. The Administrator shall provide in the terms of each individual Award Agreement that the Company, the Partnership or their Subsidiaries shall have the right to repurchase from the Holder the Restricted Stock then subject to restrictions under the Award Agreement immediately upon a Termination of Employment, Termination of Trusteeship or Termination of Consultancy, at a cash price per share equal to the price paid by the Holder for such Restricted Stock.
4.6. Escrow. The Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Award Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.
4.7. Legend. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Administrator shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.
ARTICLE V.
PERFORMANCE AWARDS AND STOCK PAYMENTS
5.1. Eligibility. Subject to the Award Limit, one or more Performance Awards and/or Stock Payments may be granted to any Employee, Trustee or Consultant (including Employees, Trustees or Consultants who have previously received other Awards under the Plan) whom the Administrator determines should receive such an Award.
5.2. Performance Awards.
(a) The value of such Performance Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Employee, Trustee or Consultant.
(b) Without limiting Section 5.2(a), the Administrator may grant Performance Awards to any 162(m) Participant in the form of a cash bonus payable upon the attainment of one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to 162(m) Participants shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Section 3.2. The maximum amount of any Performance Award payable to a 162(m) Participant under this Section 5.2(b) shall not exceed the Award Limit with respect to any calendar year. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to a Performance Award payable to a 162(m) Participant shall be determined on the basis of United States generally accepted accounting principles.
5.3.  Stock Payments.  Any key Employee, Trustee or Consultant selected by the Administrator may receive Stock Payments in the manner determined from time to time by the Administrator.  The number of shares shall be determined by the Administrator and may be based upon the Performance Criteria or other criteria determined appropriate by the Administrator, determined on the date such Stock Payment is made or on any date thereafter.
5.4. Term. The term of a Performance Award and/or Stock Payment shall be set by the Administrator in its discretion.
5.5. Payment Upon Termination of Employment, Termination of Consultancy or Termination of Trusteeship. A Performance Award and/or Stock Payment is payable only while the Holder is an Employee, Consultant or Trustee, as applicable.  However, the Administrator in its sole and absolute discretion may provide that a Performance Award and/or Stock Payment granted to a Section 162(m) Participant may be paid subsequent to a Termination of Employment, Termination of Trusteeship or Termination of Consultancy without cause, or following a Change in Control of the Company, or because of the Holder's retirement, death or disability, or otherwise.
5.6. Time and Form of Payment. Payment of the amount determined under Section 5.2 or 5.3 above shall be in cash, in Common Stock or a combination of both, as determined by the Administrator. To the extent any payment under this Article V is effected in Common Stock, it shall be made subject to satisfaction of all provisions of Section 6.6. In no event will payment be made later than the fifteenth day of the third month following the later of the calendar year or fiscal year in which the Performance Award is no longer subject to a performance condition (i.e., a substantial risk of forfeiture) such as the requirement to remain in employment.
ARTICLE VI.
ADMINISTRATION
6.1. Compensation Committee. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall consist solely of three or more Independent Trustees, each of whom is a "non-employee director" as defined by Rule 16b-3, an "outside director" for purposes of Section 162(m) of the Code, and an "independent director" under the rules of the NASDAQ Stock Market (or other principal securities exchange or market on which shares of Common Stock are traded, if any). Any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 6.1 or otherwise provided in any charter of the Committee. The governance of the Committee shall be subject to the charter of the Committee as approved by the Board.
6.2. Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules. The Committee shall have the power to amend any Award and related Award Agreement without the approval or consent of the Holder of the Award and related Award Agreement provided that the rights or obligations of such Holder are not affected adversely; provided, however, that without the approval of the stockholders of the Company, neither the Committee nor the Board may amend any outstanding Award or related Award Agreement to reduce its purchase price below the per share purchase price as of the date the Award is granted, and, except as permitted by Article II, no Award shall be canceled and replaced with the grant of an Award having a lower purchase price. No Award may be settled in cash for an amount that is greater than the intrinsic value of the Award at the time of settlement. Grants or Awards under the Plan need not be the same with respect to a single Holder or among Holders. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Independent Trustees.
6.3. Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by a majority of the members of the Committee.
6.4. Professional Assistance; Good Faith Actions.  All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company's officers and Trustees shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons. No members of the Committee or Board, nor any person delegated authority under Section 6.5, shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Committee and the Board and any person delegated authority under Section 6.5 shall be fully protected by the Company in respect of any such action, determination or interpretation to the full extent permitted by law, except as otherwise may be provided in the Company's governing documents, and under any insurance liability policy of the Company that may be in effect from time to time.
6.5. Delegation of Authority to Grant Awards. The Committee may, but need not, delegate from time to time some or all of its authority to grant Awards under the Plan to a committee consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority to grant Awards to individuals (a) who are subject on the date of the grant to the reporting rules under Section 16(a) of the Exchange Act, (b) who are Section 162(m) Participants, or (c) who are officers of the Company who are delegated authority by the Committee hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 6.5 shall serve in such capacity at the pleasure of the Committee.
6.6. Conditions to Issuance of Stock Certificates. Neither the Company nor the Partnership shall be required to issue or deliver any certificate or certificates for shares of Common Stock purchased upon the vesting of any Award or portion thereof prior to fulfillment of all of the following conditions:
(a) The admission of such shares to listing on all stock exchanges on which such class of Common Stock is then listed;
(b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d) The lapse of such reasonable period of time following the vesting of the Award as the Administrator may establish from time to time for reasons of administrative convenience; and
(e) The receipt by the Company or the Partnership of full payment for such shares, including payment of any applicable withholding tax.

ARTICLE VII.
MISCELLANEOUS PROVISIONS
7.1. Transferability of Awards.
(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed; and
 (ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
7.2. Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 7.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator. However, without approval of the Company's stockholders given within 12 months before the grant of any Award under this Plan, no action of the Administrator may, except as provided in Section 7.3, (i) increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan or (ii) be taken that would otherwise require stockholder approval as a matter of applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall, without the consent of the Holder, alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan. The Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the date on which the Board originally adopted this 2008 Equity Incentive Award Plan of Investors Real Estate Trust and IRET Properties, a North Dakota Limited Partnership. Any Awards that are outstanding on such date shall remain in full force and effect according to the terms of the Plan and the applicable Award Agreement.
7.3. Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a) Subject to Section 7.3(e), in the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company or the Partnership, or exchange of Common Stock or other securities of the Company or the Partnership, issuance of warrants or other rights to purchase Common Stock or other securities of the Company or Partnership, or other similar corporate transaction or event affects the Common Stock or securities of the Partnership such that an adjustment becomes appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, the Administrator shall make proportionate adjustments to any or all of the following in order to prevent such dilution or enlargement:
(i) The number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit);
(ii) The number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and
(iii) The grant or purchase price with respect to any Award.
(b) Subject to Sections 7.3(c) and 7.3(e), in the event of any transaction or event described in Section 7.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Administrator in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder's request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i) To provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the payment of such Award or realization of the Holder's rights had such Award been currently payable or fully vested or the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;
(ii) To provide that the Award cannot vest or become payable after such event;
(iii) To provide that such Award shall be payable as to all shares covered thereby;
(iv) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(v) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or purchase price), and the criteria included in, outstanding rights and awards and rights and awards which may be granted in the future; and
(vi) To provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of Restricted Stock may be terminated, and, in the case of Restricted Stock, some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 4.6 or forfeiture under Section 4.5 after such event.
(c) Notwithstanding any other provision of the Plan, in the event the Company is a party to a merger, exchange, reorganization, or the sale of substantially all of the assets of the Company, outstanding Awards shall be subject to the terms and conditions of the agreement of merger, exchange, reorganization or sale, which may include, without limitation, accelerating the vesting or exercise date of Awards and the cancellation of outstanding Awards in exchange for the immediate distribution of a cash payment equal to, in the case of Restricted Stock and Performance Awards, the Fair Market Value of a share on the date of the Change in Control multiplied by the number of shares then subject to the Award.
(d) Subject to Sections 3.2, 3.3 and 7.3(e), the Administrator may, in its discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company.
(e) With respect to Awards which are granted to Section 162(m) Participants and are intended to qualify as performance-based compensation under Section 162(m)(4)(C), no adjustment or action described in this Section 7.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify under Section 162(m)(4)(C), or any successor provisions thereto. No adjustment or action described in this Section 7.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any Award shall always be rounded to the next whole number.

(f) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.4. Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company's stockholders within 12 months after the date of the Board's adoption of the Plan, and any amendment to the Plan increasing the aggregate number of shares of Common Stock issuable under the Plan will be submitted for the approval of the Company's stockholders after the date of the Board's adoption of such amendment. Awards may be granted or awarded prior to such stockholder approval, provided that such Awards shall not vest prior to the time when the Plan is approved by the stockholders, and provided further that if such approval is not obtained, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void. In addition, if the Board determines that Awards which may be granted to Section 162(m) Participants should continue to be eligible to qualify as performance based compensation under Section 162(m)(4)(C) of the Code, the Performance Criteria must be disclosed to and approved by the Company's stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the Company's stockholders previously approved the Performance Criteria.
7.5. Tax Withholding. The Company or the Partnership, as applicable, shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Award. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting or payment of any Award (or which may be repurchased from the Holder of such Award within six months after such shares of Common Stock were acquired by the Holder from the Company) in order to satisfy the Holder's federal and state income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income.
7.6. Loans. The Committee may, in its discretion, extend one or more loans to Employees in connection with the exercise or receipt of an Award granted or awarded under the Plan, or the issuance of Restricted Stock awarded under the Plan. The terms and conditions of any such loan shall be set by the Committee. Notwithstanding the foregoing, in no event shall any loan that is prohibited by the Sarbanes-Oxley Act of 2002 or that is inconsistent with the Company's qualification as a REIT be permitted under the Plan.
7.7. Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall, to the extent permitted by applicable law, have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt, vesting or payment of the Award, or upon the receipt or resale of any Common Stock underlying the Award, must be paid to the Company, the Partnership, or a Subsidiary and (ii) the Award shall terminate and any unvested portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Employment, Termination of Consultancy or Termination of Trusteeship occurs prior to a specified date, or within a specified time period following receipt, vesting or payment of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, the Partnership, or a Subsidiary or which is inimical, contrary or harmful to the interests of the Company, the Partnership or a Subsidiary as further defined by the Administrator or (iii) the Holder incurs a Termination of Employment, Termination of Consultancy or Termination of Trusteeship for cause.
7.8. Effect of Plan Upon Options and Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, the Partnership, or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company (a) to establish any other forms of incentives or compensation for Employees, Trustees or Consultants of the Company, the Partnership or any Subsidiary or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
7.9. Section 83(b) Election Prohibited. No Holder may make an election under Section 83(b) of the Code with respect to any award or grant under the Plan without the consent of the Company, which the Company may grant or withhold in its sole discretion.
7.10. Grant of Awards to Certain Employees or Consultants. The Company and the Partnership or any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which shares of Common Stock and/or payment therefor may be exchanged or contributed between the Company and such other party, or may be returned to the Company upon any forfeiture of Common Stock by the Holder, for the purpose of ensuring that the relationship between the Company and the Partnership, or such Subsidiary, remains at arm's-length.
7.11. Restrictions on Awards. This Plan shall be interpreted and construed in a manner consistent with the Company's status as a REIT. No Award shall be granted or awarded:
(a) to the extent such Award could cause the Holder to be in violation of the Ownership Limit (as defined in the Company's Articles of Amendment and Third Restated Declaration of Trust, as amended from time to time); or
(b) if, in the discretion of the Administrator, such Award could impair the Company's status as a REIT.
7.12. Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
7.13. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.
7.14. Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of North Dakota without regard to conflicts of laws thereof.
7.15. Conflicts with Company's Declaration of Trust. Notwithstanding any other provision of the Plan, no Holder shall acquire or have any rights to acquire any Common Stock, and shall not have other rights under the Plan, which are prohibited under the Company's Articles of Amendment and Third Restated Declaration of Trust, as amended from time to time.
7.16. Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued subsequent to the adoption of this Plan or issuance of any Award. Notwithstanding any provision of the Plan to the contrary, in the event that following the effective date of this Plan or issuance of any Award, the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption of this Plan or issuance of any Award), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.
I hereby certify that the foregoing Plan was duly adopted by the Board of Trustees of Investors Real Estate Trust, and by the Board of Directors of IRET, Inc., general partner of IRET Properties, a North Dakota Limited Partnership, on July 9, 2008.
Executed on this 21st day of July, 2008.

By:	/s/ Michael A. Bosh
Michael A. Bosh Secretary

INVESTORS  REAL  ESTATE  TRUST
1400 31st Ave SW, Suite 60
PO Box 1988
MINOT, ND 58702
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The Board of Trustees recommends that you vote FOR the following:

1.    Election of Trustees

	For	Against	Abstain		For	Against	Abstain
01) — Timothy P. Mihalick	0	0	0
02) — Jeffrey L. Miller	0	0	0
03) — John T. Reed	0	0	0	3. RE-APPROVAL OF 2008 INCENTIVE AWARD PLAN.	0	0	0
04) — W. David Scott	0	0	0
05) — Stephen L. Stenehjem	0	0	0	4. RATIFICATION OF SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING APRIL 30, 2014.	0	0	0
06) — John D. Stewart	0	0	0
07) — Thomas A. Wentz, Jr.	0	0	0	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
08) — Jeffrey K. Woodbury	0	0	0
09) — Linda J. Hall	0	0	0

The Board of Trustees recommends you vote For Proposals 2, 3 and 4.
	For	Against	Abstain
2. ADVISORY VOTE ON EXECUTIVE COMPENSATION.	0	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]                                                   Date                                                     Signature (Joint Owners)                                                    Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

M15724-P83300-Z49981

The Investors Real Estate Trust 43rd Annual Meeting of Shareholders
will be held on September 17, 2013, at 7:00 p.m. CDT at the
Grand Hotel 1505 North Broadway, Minot, North Dakota, 58703

This Proxy is Solicited on Behalf of the Board of Trustees.

The undersigned holder of Common Shares of Beneficial Interest of INVESTORS REAL ESTATE TRUST, a North Dakota Real Estate Investment Trust ("IRET"), hereby appoints Jeffrey L. Miller, Karin M. Wentz and John D. Stewart, and each of them (the "Representatives"), the true and lawful proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all Common Shares of Beneficial Interest of IRET which the undersigned is entitled to vote at the 2013 Annual Meeting of Shareholders of IRET to be held at the Grand Hotel, 1505 North Broadway, Minot, North Dakota, on September 17, 2013, at 7:00 p.m., CDT, or at any adjournment thereof, in the manner  hereafter indicated. In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN HEREIN, BUT IF SUCH INSTRUCTIONS ARE NOT MARKED HEREIN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED FOR ELECTION AS TRUSTEES, FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS,  FOR RE-APPROVAL OF THE COMPANY'S INCENTIVE AWARD PLAN, AND FOR RATIFICATION  OF THE SELECTION OF GRANT THORNTON LLP AS THE  COMPANY'S INDEPENDENT AUDITORS AND, WITH RESPECT TO ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING, IN THE DISCRETION OF THE PROXY HOLDERS, ALL IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT OF IRET, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

This proxy may be revoked at any time before it is voted at the meeting by delivering written notice of revocation to IRET.

CONTINUED AND TO BE SIGNED ON REVERSE